23 SEPTEMBER 2009

WABCO AUTOMOTIVE ITALIA SRL

(as Italian Seller and Italian Servicer)

WABCO FINANCIAL SERVICES SPRL

(as Seller’s Agent)

SOCIÉTÉ GÉNÉRALE BANK NEDERLAND N.V.

(as Purchaser)

ITALIAN RECEIVABLES PURCHASE AND

SERVICING AGREEMENT

Freshfields Bruckhaus Deringer LLP

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This ITALIAN RECEIVABLES PURCHASE AND SERVICING AGREEMENT is made in Paris, on 23 September 2009

BETWEEN:

(1)	WABCO AUTOMOTIVE ITALIA S.R.L., an Italian company with its registered office at Galleria San Federico 54, CAP 10128, Torino, Italy registered with the Commercial and Companies Registry of Turin under number 09883750151 (as Italian Seller and Italian Servicer);

(2)	WABCO FINANCIAL SERVICES SPRL, a Belgian company with its registered office at Chaussée de Wavre 1789, box 15, Brussels 1160, Belgium (as the Seller’s Agent); and

(3)	SOCIÉTÉ GÉNÉRALE BANK NEDERLAND N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands and licensed as a credit institution and having its registered office at Amstelplein 1, 1096 HA Amsterdam, The Netherlands registered with the Trade Register of the Chamber of Commerce at Amsterdam, The Netherlands under n° 33 196 218, represented for the purposes hereof by a duly authorised representative whose name appears on the signature page (the Purchaser), and together with the Italian Seller and the Seller’s Agent, the Parties, and each, a Party).

WHEREAS

(A) The Italian Seller wishes to sell without recourse (pro soluto) to the Purchaser and the Purchaser wishes to purchase without recourse (pro soluto) from the Italian Seller, under the provisions of Law 52 of 21 February 1991 (Law 52/91) all receivables, as more particularly described herein, originated from the sale of automotive products by the Italian Seller to certain Debtors pursuant to the Contracts, together with the benefit of all related ancillary security and other rights attached thereto, if any, on the terms and subject to the conditions of this Italian Receivables Purchase and Servicing Agreement.

(B) The Purchaser has agreed to delegate to the Italian Seller the task and duties of managing, servicing and collecting, for the account of the Purchaser, all amounts due and payable under the receivables sold by the Italian Seller to the Purchaser pursuant to this Italian Receivables Purchase and Servicing Agreement.

IT IS HEREBY AGREED as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Capitalised terms used in this Italian Receivables Purchase and Servicing Agreement (the Agreement) including the Recitals and the Schedules shall, except where the context otherwise requires and save where otherwise defined in this Agreement, have the meanings given to them in the Master Definitions Agreement entered into between, inter alia, the Parties on or about the date hereof (the Master Definitions Agreement) and this Agreement shall be construed in accordance with the principles of construction set out in the Master Definitions Agreement.

1.2 Where an obligation is expressed in this Agreement to be performed on a date, which is not a Business Day, such date shall be postponed to the first following day that is a Business Day unless that day falls in the next month in which case that date will be the preceding day that is a Business Day.

1.3 Unless expressly provided for to the contrary, all references made in this Agreement to a day are references to a calendar day.

1.4 Unless expressly provided for to the contrary, references to time in this Agreement are to local time in Paris (France).

1.5 Unless expressly provided for to the contrary, all references made in this Agreement to Receivables, Relevant Receivables, Eligible Receivables, Offered Receivables or Purchased Receivables shall include a reference to the related Ancillary Rights and Collateral Security.

1.6 Unless expressly provided for to the contrary, all references made in this Agreement to Collections shall be construed as any and all Collections relating to the Italian Seller.

2. PURCHASE AND SALE

2.1 Pursuant to the provisions of Law 52/91, the Italian Seller shall offer to assign without recourse (pro soluto) to the Purchaser on each Offer Date all of its title to and interest and rights in the Offered Receivables subject to and in accordance with the terms and conditions of this Agreement.

2.2 Pursuant to the provisions of the Law 52/91 and subject to and in accordance with the terms and conditions of this Agreement, the Purchaser shall accept to purchase the Offered Receivables from the Italian Seller without recourse (pro soluto) on the Initial Settlement Date and, thereafter, each Settlement Date, provided that the conditions precedent set forth herein have been satisfied or waived by the Purchaser.

3. OFFERS TO SELL

3.1 On the Initial Offer Date by no later than 2:00 p.m. (Paris time), the Seller’s Agent (in the name and on behalf of the Italian Seller), by sending to the Purchaser by fax and then by registered mail with return receipt, a duly completed Initial Offer Letter with attached thereto an up-to-date Receivables List (both the Initial Offer Letter and the Receivables List duly signed and initialled on each page by the Seller’s Agent in the name and on behalf of the Italian Seller), shall offer to sell and assign to the Purchaser in accordance with the provisions of Law 52/91, absolutely and without recourse in case of default by the relevant Debtor (pro soluto), pursuant to article 1267 of the Italian Civil Code, all of the Italian Seller’s right, title, interest and benefit, in and to (but excluding, for the avoidance of doubt, any of the Italian Seller’s obligations under) all, but not less than all, unless otherwise agreed in writing between the Parties, of the Relevant Receivables owing to it which were existing on the Initial Assessment Date, as listed in the relevant Receivables List, at a price, for each Offered Receivable, equal to the relevant Purchase Price.

3.2 On each Offer Date falling after the Initial Offer Date until, but excluding, the Commitment Termination Date by no later than 2:00 p.m. (Paris time), the Seller’s Agent (in the name and on behalf of the Italian Seller), by sending to the Purchaser by fax and then by registered mail with return receipt, a duly completed Offer Letter with attached thereto an up-to-date Receivables List (both the Offer Letter and the Receivables List duly signed and initialled on each page by the Seller’s Agent in the name and on behalf of the Italian Seller, shall offer to sell and assign to the Purchaser in accordance with the provisions of Law 52/91, absolutely and without recourse in case of default by the relevant Debtor (pro soluto), pursuant to article 1267 of the Italian Civil Code, all of its right, title, interest and benefit, in and to (but excluding, for the avoidance of doubt, any of its obligations under) all, but not less than all, unless otherwise agreed in writing between the Parties, of the Relevant Receivables owing to it which were in existence as of the Assessment Date immediately preceding such Offer Date, as listed in the relevant Receivables List, at a price, for each Offered Receivable, equal to the relevant Purchase Price.

3.3 Each such offer to sell Offered Receivables to the Purchaser in accordance with the terms of Clauses 3.1 and 3.2 shall be referred to herein as an Offer to Sell. Each Offer to Sell shall be irrevocable.

3.4 Each Offer Letter shall be substantially in the form of Schedule 4 or Schedule 5, as the case may be.

3.5 In addition to the Initial Offer Letter and each subsequent Offer Letter delivered pursuant to Clause 3.1 and Clause 3.2, the Seller’s Agent in the name and on behalf of the Italian Seller shall, from and including the Closing Date until the Agreement Expiry Date, send to the Purchaser on each Business Day a computer file (or such other readable format which the Purchaser may notify to the Seller’s Agent in writing from time to time) (the Daily Report) containing a full list of the Relevant Receivables which were existing as of the immediately preceding Business Day, showing in relation to each such Relevant Receivable, the name and address and account number of the Debtor, the amount due, the Due Date, the invoice number and the invoice date of such receivable (such information being referred to herein as the Debtor and Receivable Data).

4. ACCEPTANCE

4.1 The Purchaser shall:

(a)	on the Initial Settlement Date, subject to the Conditions Precedent set out in Clauses 7.1 and 7.2 being satisfied, accept to purchase under the provisions of Law 52/91, absolutely and without recourse in case of default by the relevant Debtor (pro soluto), pursuant to article 1267 of the Italian Civil Code, all Offered Receivables referred to in the Initial Offer Letter and in the Receivables List by sending, by fax and then by registered mail with return receipt, to the Seller’s Agent a duly signed (and initialled on each page) Acceptance Letter, substantially in the form of Schedule 6; and

(b)	on each Settlement Date, subject to the Conditions Precedent set out in Clauses 7.1 and 7.2 being satisfied, accept to purchase under the provisions of Law 52/91, absolutely and without recourse in case of default by the relevant Debtor (pro soluto), pursuant to article 1267 of the Italian Civil Code, all Offered Receivables referred to in the Offer Letter and in the Receivables List delivered on the Offer Date immediately preceding such Settlement Date by sending, by fax and then by registered mail with return receipt, to the Seller’s Agent a duly signed (and initialled on each page) Acceptance Letter, substantially in the form of Schedule 7.

4.2 Each Acceptance Letter delivered to the Seller’s Agent pursuant to Clause 4.1 shall constitute an acceptance by the Purchaser to purchase from the Italian Seller all of the Italian Seller’s title to, and rights and interest in, the Offered Receivables listed in the relevant Receivables List attached to the corresponding Initial Offer Letter or Offer Letter, as the case may be, pursuant to the terms and conditions of this Agreement.

4.3 The Parties acknowledge and agree that before accepting to purchase any Offered Receivable pursuant to Clauses 4.1 and 4.2, the Purchaser shall not be required to make any independent investigation in relation to the Italian Seller, the Offered Receivables, the Debtors, the Contracts or the compliance with the Relevant Receivables Criteria or the Eligibility Criteria, as the case may be, of any Offered Receivables, save to rely on the assumption that each of the representations and warranties given by the Italian Seller herein is true and accurate in all material respects when rendered or deemed to be repeated.

5. ROLE OF SELLER’S AGENT

5.1 Appointment of Seller’s Agent

The Italian Seller, hereby appoints the Seller’s Agent, to act as its lawful representative and agent on its behalf, and the Seller’s Agent hereby accepts such appointment with effect from the Closing Date, to act as its true and lawful attorney (mandatario con rappresentanza) under Article 1723, second paragraph, of the Italian Civil Code, and in its name and on its behalf to deliver the Initial Offer Letter on the Initial Offer Date and any Offer Letter on each Offer Date, on the Italian Seller’s behalf, to receive from or give to the Purchaser any notices or documents pursuant to the WABCO Transaction Documents, to receive Acceptance Letters in the Italian Seller’s name and on the Italian Seller’s behalf and more generally to perform in the name and on behalf of the Italian Seller all steps required in relation to the assignment of the Offered Receivables to the Purchaser, to accept payment of Purchase Price for such Offered Receivables and to make payments on its behalf, in each case in accordance with the terms of this Agreement.

5.2 Authority of Seller’s Agent

The Italian Seller agrees that the Purchaser shall be entitled to assume without further enquiry that any action taken by the Seller’s Agent in connection with the Initial Offer Letter, any Offer Letter or the Offer to Sell contained therein, receipt of each Acceptance Letter to purchase the Offered Receivables, receipt of the Purchase Price, the making of payments or otherwise in connection with this Agreement, is duly authorised and undertaken on behalf of the Italian Seller. In particular, without limiting the foregoing and subject to Clause 6.2 below, each of the Italian Seller and the Seller’s Agent hereby acknowledges and agrees that payment, by way of set-off or otherwise, to the Seller’s Agent as agent and on behalf of the Italian Seller of any amount by the Purchaser shall be effective as a payment in respect of the Purchase Price of Offered Receivables to the Italian Seller and shall irrevocably discharge all obligations and liabilities of the Purchaser in connection therewith.

5.3 Change of Seller’s Agent

No change of the Seller’s Agent shall be effective as against the Purchaser unless the credit committees of each Support Facility Provider have approved the identity of the new Seller’s Agent and the Purchaser has given its prior written consent to such change, such consent not to be unreasonably withheld.

6. PURCHASE PRICE, SET-OFF AND COMPLETION

6.1 Consideration

The consideration payable by the Purchaser to the Italian Seller in respect of each Offered Receivable purchased by the Purchaser shall be the Purchase Price, which shall be equal to the Face Amount of such Offered Receivable in euro.

6.2 Payment of Purchase Price

The Parties agree that the Purchaser shall pay the Purchase Price in respect of any and all Offered Receivables which it has accepted to purchase and in respect of which it has agreed to pay the Purchase Price under Clause 4.1 above by paying such Purchase Price on the Initial Settlement Date or the relevant Settlement Date, as the case may be, less any amount deducted by way of set-off in accordance with Clause 6.3, by wire transfer to the Depositor’s Account. Such payment of the Purchase Price to the Depositor’s Account shall discharge the Purchaser’s obligation to pay the Purchase Price to the Italian Seller hereunder.

6.3 The payment of the Purchase Price shall be made as follows:

(a)	at least 0.5 per cent. of the Purchase Price (the Purchase Price Cash Component) shall be paid by the Purchaser by wire transfer to the account indicated to the Purchaser by the Seller’s Agent (the Depositor’s Account). Should the total amount of the wire transfer through which the Purchase Price Cash Component is paid be higher than the amount of Purchase Price Cash Component (such total amount including the purchase price for receivables other than the Offered Receivables originated by the Italian Seller), the specific component of such total amount to be allocated to the Purchase Price Cash Component shall be expressly indicated in the wire transfer;

(b)	the remaining part, if any, of the Purchase Price (the Purchase Price Set-Off Component) shall be paid by the Purchaser either as indicated under letter (a) above or, as long as the Italian Seller and the Italian Servicer are the same entity, through the set-off of the Purchase Price Set-Off Component due by the Purchaser to the Italian Seller against the Collections due by the Italian Servicer to the Purchaser on the relevant Settlement Date.

6.4 Evidence of the Purchase Price

For the purpose of article 5 of the Law 52/91, upon receipt of payment of the Purchase Price Cash Component in accordance with the foregoing provisions, the Seller’s Agent shall, upon request by the Purchaser, provide the necessary collaboration to the Purchaser in order for this latter to:

(a)	receive from the Seller’s Agent (or the bank where the Depositor’s Account is held) a standard bank statement (contabile bancaria) evidencing the Purchase Price Cash Component which has been paid into the Seller’s Agent account as of the date of such payment; and

(b)	if so specified in the Purchaser’s request, obtain that the standard bank statement (contabile bancaria) referred to under (a) above, bears a date certain at law (data certa) by any means suitable, at the Seller’s Agent discretion, for giving date certain at law (data certa) to it, being understood that all costs for the relevant formalities shall be borne exclusively by the Seller’s Agent.

6.5 Set-Off

The Purchaser shall be entitled at all times to set off any amount owed at any time by the Italian Seller to the Purchaser, against any amount due and payable at any time by the Purchaser under this Agreement or any WABCO Transaction Document to the Italian Seller.

6.6 Completion

Transfer of title to, and completion of the assignment of, an Offered Receivable shall take place upon the Italian Seller’s receipt of the Initial Acceptance Letter or each Acceptance Letter (as the case may be) in accordance with Clause 4.1 and the payment of the Purchase Price in accordance with Clause 6.2 above, in respect of such Offered Receivable.

6.7 Completion Collections

The Italian Seller agrees that in the event that any amounts in connection with an Offered Receivable are received from a Debtor at any time on or after the Business Day on which such Offered Receivable is purchased by the Purchaser pursuant to Clause 4.1 and Clause 6.2, such amounts will be for the account of and forwarded to the Purchaser.

7. CONDITIONS PRECEDENT

7.1 Initial Conditions Precedent

This Agreement shall come into effect subject to the following conditions precedent having being satisfied or waived by the Purchaser in writing on or prior to the Closing Date:

(a)	The Italian Seller: Wabco Automotive Italia SRL, in its capacity as the Italian Seller and the Italian Servicer having delivered the following, in form and substance satisfactory to the Purchaser:

(i)	copies of the latest version of its constitutional documents (including the by-laws and the articles of association) certified by a duly authorised representative of the Italian Seller to be a true and up to date copy of the original;

(ii)	officially certified up-to-date excerpts of the relevant Companies Register (visura della Camera di Commercio di Torino) in respect of the Italian Seller dated no earlier than 15 Business Days prior to the date hereof;

(iii)	a court certificate certifying that the Italian Seller is not subject to any insolvency proceedings (certificato del competente Tribunale attestante la non sottoposizione a procedure concorsuali del richiedente);

(iv)	copies of the resolutions of its board of directors authorising the entry into, execution, delivery and performance of, and its obligations under, the WABCO Transaction Documents to be entered into by the Italian Seller, certified by a duly authorised representative to be a true copy as of the Closing Date, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded;

(v)	satisfactory evidence (in the form of a notarised power of attorney substantially similar to that one under Schedule 8 hereto) authorising the Sellers’ Agent (acting through its authorised representative and/or attorney), (i) to execute, amend and deliver, as the case may be, in the name and on behalf of the Italian Seller, any certificate or other document to be executed, amended and delivered, as the case may be pursuant to the WABCO Transaction Documents, and (ii) to perform or accept the performance, in the name and on behalf of the Italian Seller, of any activity provided for in the WABCO Transaction Documents to be carried out or received by the Sellers’ Agent in the name and on behalf of the Italian Seller, certified by a duly authorised representative. It is agreed that, should the Sellers’ Agent (acting through its authorised representative and/or attorney) delegate, from time to time, the powers to perform the activities under (i) and (ii) above to its officers or other employees of the Italian Seller or the Seller’s Agent, satisfactory evidence (in the form of a notarised power of attorney) authorising, from time to time, such officers and/or employees to perform the aforementioned activities shall be delivered to the Purchaser by the Sellers’ Agent;

(vi)	a certificate as to the incumbency and signature authority of the officers or other employees of the Italian Seller authorised to sign the WABCO Transaction Documents on behalf of the Italian Seller and any certificate or other document to be delivered pursuant thereto, certified by a duly authorised representative;

(vii)	a completed Solvency and Compliance Certificate in the form set out in Schedule 2; and

(viii)	a legal opinion of Studio Carnelutti dated the Closing Date as to matters of Italian law as to due incorporation and corporate capacity of the Italian Seller, authorisation and due execution of the WABCO Transaction Documents to which each is a party, and other customary matters;

(b)	due execution and delivery of each of the Transaction Documents by the respective parties thereto, and all documentation to be delivered therewith and fulfilment of all conditions precedent therein;

(c)	the delivery of a legal opinion of Freshfields Bruckhaus Deringer LLP dated the Closing Date as to matters of Italian law as to the sale of the Offered Receivables, the enforceability of the WABCO Transaction Documents governed by Italian law and other relevant matters; and

(d)	the Rating Agencies have confirmed that the funding provided by Antalis S.A. in respect of the acquisition of Purchased Receivables by the Purchaser shall not entail the downgrading of the rating of the billets de trésorerie or Euro commercial papers assigned by Moody’s and Standard & Poor’s below P-1 or A-1 respectively or the putting on credit watch with negative implication of this rating.

7.2 Conditions Precedent prior to any purchase of Offered Receivables

Each event listed below shall constitute a condition precedent to a purchase of any Offered Receivable pursuant to Clause 3 and 4:

(a)	on the applicable Offer Date and on the immediately following Settlement Date:

(i)	the representations and warranties in Clause 13.3 are correct and will be correct immediately following the payment of the Purchase Price in respect of such Offered Receivable;

(ii)	the German Seller or the German Servicer not being in breach of its obligations under the German Receivables Purchase and Servicing Agreement;

(iii)	the French Seller or the French Servicer not being in breach of its obligations under the French Receivables Purchase and Servicing Agreement;

(iv)	the Italian Seller or the Italian Servicer not being in breach of its obligations under the Italian Receivables Purchase and Servicing Agreement;

(v)	the Seller’s Agent not being in breach of its obligations under this Agreement, the French Receivables Purchase and Servicing Agreement or the German Receivables Purchase and Servicing Agreement;

(vi)	the Insurance Servicer not being in breach of its obligations under the Insurance Servicing Agreement; and

(vii)	no Early Amortisation Event having occurred which has not been waived,

(b)	the Purchaser’s obligation to pay the relevant Purchase Price and the terms of the relevant Offer Letter do not violate any applicable law or regulation in force;

(c)	the Purchaser’s obligation to pay the relevant Purchase Price will not result in the Bank’s Funding exceeding the Maximum Amount of the Bank’s Funding;

(d)	the Settlement Date referred to in the relevant Offer Letter does not fall after the Commitment Termination Date;

(e)	the Depositor is not in breach of its obligations under the Subordinated and Additional Deposits and Payments Agreement; and

(f)	on or prior to the relevant Offer Date the Italian Seller has delivered a letter in the form set out in Schedule 9 (Form of Italian Seller’s Payment Instruction Letter) to each Debtor of Offered Receivables offered for sale on such Offer Date, in which each such Debtor is instructed to pay all Relevant Receivables owing or that may become owing by it to the Italian Purchaser Collection Account.

7.3 Each condition precedent listed in Clauses 7.1 and 7.2 shall be referred to herein as a Condition Precedent.

8. APPOINTMENT OF THE ITALIAN SERVICER

8.1 Appointment by the Purchaser

The Purchaser hereby appoints the Italian Servicer as its lawful agent (mandatario con rappresentanza) pursuant to Article 1704 of the Italian Civil Code to act in the name and on behalf of the Purchaser in connection with the administration, collection and servicing of the Purchased Receivables originated by the Italian Servicer in its capacity as Italian Seller, in accordance with the terms of this Agreement and in particular to, with effect from the Closing Date until the Agreement Expiry Date on its behalf:

(a)	perform the servicing of the Receivables on behalf of the Purchaser (but excluding, for the avoidance of doubt, accepting any Offered Receivables on behalf of the Purchaser);

(b)	provide administration and reporting services in relation to the Purchased Receivables, the Ancillary Rights and the Collateral Security (if any), and the Collections in respect thereof;

(c)	perform those other functions, duties and obligations as are set out in Clause 13.4 (oo) below or as are more particularly described herein,

in all such cases as provided for under this Agreement and the other WABCO Transaction Documents.

8.2 Acceptance of Appointment

The Italian Servicer hereby accepts the appointment pursuant to Clause 8.1 on the terms and subject to the conditions of this Agreement.

8.3 Authority of the Italian Servicer

During the continuance of its appointment hereunder, the Italian Servicer shall, on the terms and subject to the conditions of this Agreement, have the full power, authority and right to do or cause to be done any and all things which it reasonably considers necessary, desirable, convenient or incidental to the performance of the functions, duties and obligation delegated to it hereunder.

8.4 Administration of Purchased Receivables and Collections

From, and including, the Closing Date until the Agreement Expiry Date, the Italian Servicer shall:

(a)	unless otherwise directed by the Purchaser:

(i)	use all reasonable efforts to ensure that any and all amounts payable by the Debtors of Purchased Receivables, or any of them, in respect of any Invoices or Contracts related to such Purchased Receivables (and the Ancillary Rights and Collateral Security) shall be paid directly to the Italian Purchaser Collection Account;

(ii)	if, notwithstanding Clause 8.4(a)(i) above, any Collections are received by the Italian Seller, the Italian Servicer or the Seller’s Agent in respect of the relevant Purchased Receivables (and the Ancillary Rights and Collateral Security), transfer, or procure that the Seller’s Agent transfers, any and all such amounts to the Italian Purchaser Collection Account, immediately upon request of the Purchaser or, in the absence of such a request, on the immediately following Settlement Date; and

(iii)	take any other action as requested by the Purchaser to cause any and all Collections to be received directly by the Purchaser only and not by the Italian Seller.

(b)	implement and maintain any administrative or operating procedures (including a procedure required in order to recreate records in the event of their destruction);

(c)	keep and maintain all documents, books, records and other information reasonably required for the collection of all Purchased Receivables (including any records as required for the identification of a new Purchased Receivable on each Settlement Date and as required for the daily identification of all Collections of and adjustments to each outstanding Purchased Receivable);

(d)	devote all due care to the performance of its function, duties and obligations and the exercise of its discretions under this Agreement in respect of the Purchased Receivables;

(e)	take or cause to be taken all such actions as may be necessary or advisable to collect each Purchased Receivable and its Ancillary Rights and Collateral Security (if any), with care and diligence and to the same standard as it would apply if such Purchased Receivable and its Ancillary Rights and Collateral Security (if any) were owned by it, but at least to the standard a reasonable businessman would apply; and

(f)	take or cause to be taken all necessary action, at its own expense, to recover all amounts due in respect of each Purchased Receivable (and its Ancillary Rights and Collateral Security) from each corresponding Debtor in accordance with its General Policies and Procedures Manual, including (without limitation) commencing and prosecuting legal proceedings or (if the Contract requires) arbitration procedure against the corresponding Debtor and enforcing any judgment or award obtained to the extent permissible or necessary under any applicable law, in each case in a timely fashion and with care and diligence and to the same standard it would apply if such Purchased Receivable and its Ancillary Rights and Collateral Security (if any) were owned by it, but at least to the standard a reasonable businessman would apply.

8.5 Any Collections received (notwithstanding sub-paragraph 8.4(a)(i) above) by the Italian Seller, the Italian Servicer or the Seller’s Agent shall, pending their application to the Italian Purchaser Collection Account, be held by the Italian Seller, the Italian Servicer and the Seller’s Agent for, and at the direction of, the Purchaser.

8.6 Appointment of Sub-servicer

The Italian Servicer may not without the prior written consent of the Purchaser, such consent not to be unreasonably withheld, appoint any person as its sub-agent, sub-contractor or representative to carry out all or any material part of the services to be provided by it under this Agreement.

8.7 Liability of the Italian Servicer

Any appointment as referred to in Clause 8.6 above shall not in any way relieve the Italian Servicer from its obligations under this Agreement, for which it shall continue to be liable as if no such appointment had been made and any failure by a sub-servicer to perform the services expressed to be performed by the Italian Servicer hereunder shall be treated as a breach of this Agreement by the Italian Servicer.

8.8 No Liability to Sub-Servicer

The Purchaser shall not have any liability to a sub-servicer or any other person appointed pursuant to Clause 8.6 above whatsoever in respect of any cost, claim, charge, loss, liability, damage or expense suffered or incurred whatsoever by a sub-servicer or any such person in connection with this Agreement.

8.9 Exclusion of Liability

The Italian Servicer shall have no liability for the obligations of any Debtor and nothing in this Agreement or any other agreement or document executed pursuant to or in connection with the WABCO Transaction Documents shall constitute a guarantee, or similar obligation, by the Italian Servicer (in its capacity as servicer) of the performance by any Debtor owing any payment obligation in respect of a Purchased Receivable.

8.10 Fees of the Servicer

The Purchaser shall pay to the Italian Servicer, or to the Seller’s Agent on its behalf, on the last Settlement Date of each calendar year, a fee in respect of the activities under Clauses 8.4 and 8.5 above, in an amount equal to 0.01% of the aggregate amount of the Purchased Receivables that have been sold by the Italian Seller to the Purchaser on or prior to such Settlement Date and which are then outstanding, as calculated on the Calculation Date immediately preceding such Settlement Date.

9. TERMINATION OF THE SERVICING MANDATE

9.1 Termination by the Purchaser

The Purchaser may at any time by notice in writing to the Italian Seller terminate the appointment of the Italian Servicer in respect of the functions, duties and obligations carried out by the Italian Servicer on behalf of the Purchaser under this Agreement with effect from the date (not earlier than the date of the notice) specified in the notice. Upon any such termination of the Italian Servicer’s appointment, the appointment of any sub-servicer will immediately be terminated and Clause 8.8 shall apply.

9.2 Redelivery of Records

Upon termination of the appointment of the Italian Servicer, the Italian Servicer shall immediately deliver or make available to (and in the meantime shall hold as fiduciary agent of) the Purchaser or as the Purchaser may direct, all Records relating to the Purchased Receivables and all Contracts, records, books of account, papers, registers, computer tapes and discs and any duplicates thereof, statements, correspondence and documents in its possession or under its control relating to the affairs of the Purchaser or belonging to the Purchaser, any moneys then held by the Italian Servicer on behalf of the Purchaser and any other assets of the Purchaser and shall take such further action as the Purchaser may reasonably direct.

9.3 Survival of Rights and Obligations

With effect from the date of termination of this Agreement, the rights and obligations of the Italian Servicer under this Agreement shall cease, all authority and power of the Italian Servicer under this Agreement shall be terminated and shall be of no further effect and the Italian Servicer shall no longer hold itself out in any way as the agent of the Purchaser, but such termination shall be without prejudice to (a) any liabilities of the Italian Servicer to the Purchaser incurred before the date of termination, and (b) any liabilities of the Purchaser incurred to the Italian Servicer before the date of termination.

10. PURCHASER’S NOTICES TO DEBTORS

10.1 At any time the Purchaser may serve a notice in the form of Schedule 10 (Form of Notice of Transfer and Payment Instruction to Debtors) in accordance with any means deemed appropriate by the Purchaser on any Debtor relating to a Purchased Receivable, and copied to the Italian Seller, for the purposes of (i) notifying the Debtor of the Purchaser’s title and ownership in the Purchased Receivables, and/or (ii) instructing each relevant Debtor to direct all future payments in connection with the Purchased Receivable to such account as the Purchaser may deem necessary or desirable.

10.2 The Italian Seller hereby irrevocably appoints the Purchaser, which accepts, as its true and lawful attorney (mandatario con rappresentanza) under Article 1723, second paragraph, of the Italian Civil Code, in its name and on its behalf to sign each notice to be delivered to a Debtor pursuant to Clause 10.1 above.

11. DEEMED COLLECTIONS AND DILUTIONS

11.1 Deemed Collections

If, at any time on or after a Transfer Date in respect of a Purchased Receivable:

(a)	the completion of the transfer of the Offered Receivables as contemplated in Clause 6.6 above ceases to result in a perfect transfer of the Purchased Receivables concerned and all Ancillary Rights and Collateral Security related thereto; or

(b)	any of the representations and warranties set out in Clause 13.3 in respect of a Purchased Receivable proves to have been incorrect when made and remains incorrect; or

(c)	such Purchased Receivable was not a Relevant Receivable at the time it was sold or, if identified as an Eligible Receivable at the time it was sold, proves not to have been an Eligible Receivable at such time; or

(d)	any judicial or arbitration proceedings are commenced by a Debtor against the Italian Seller in connection with the sale of the goods related to any Purchased Receivable, or the delivery or failure to deliver such goods, or the performance or the failure to perform by the Italian Seller of any of its obligations to that Debtor in relation to the existence and/or the amount of a Purchased Receivable or a Purchased Receivable becomes irrecoverable by reason of the breach by the Italian Seller of the relevant Contract; or

(e)	any conflict, claim or dispute arises resulting from the issue, remittance, delivery or endorsement of a negotiable instrument or promissory note (excluding, for the avoidance of doubt, a conflict, claim or dispute in relation to the Contract to which such instrument or promissory note relates) and/or the notification by the Purchaser to a Debtor of a negotiable instrument or promissory note or the acceptance by a Debtor of a negotiable instrument or promissory note presented by the Purchaser;

(f)	a Purchased Receivable does not exist and/or has been cancelled, in whole or in part;

(g)	a claim for reduction of value added tax (VAT) validly exist;

(h)	any Contract which gives rise to a Purchased Receivable is cancelled or terminated and the relevant goods have been billed but remained to be delivered by the Italian Seller on the termination date of such Contract; or

(i)	any exchange fees or any bank charges or other expenses are charged by a bank in connection with a payment made in relation to a Purchased Receivable,

provided, for the avoidance of doubt, each of the above events giving rise to a Deemed Collection does not arise as a consequence of the failure by any Debtor to pay in whole or in part any of the amounts owed by it under the relevant Purchased Receivable solely as a result of the insolvency of such Debtor after the relevant Transfer Date (each affected Purchased Receivable, a Non-Conforming Receivable), then the Italian Seller shall, (i) on the next Settlement Date after having become aware of such Non-Conforming Receivable or (ii) immediately upon request of the Purchaser (whichever is earlier), in respect of each Non-Conforming Receivable (except in the case where such circumstance is of the type described or otherwise envisaged in Clause 11.2(a) or 11.2(b)), pay to the Purchaser out of its own resources, (i) except in the case of Clause 11.1(g) or Clause 11.1(i) above an amount equal to the Purchase Price paid by the Purchaser to the Italian Seller in respect of such Non-Conforming Receivable, less any Collections previously received by the Purchaser in respect of such Non-Conforming Receivable and (ii) in the case of Clause 11.1(g) or Clause 11.1(i) above, an amount equal to the claim for reduction of value added tax, or the amount of such fees, charges or other expenses.

11.2 Dilutions

If at any time:

(a)	there becomes available or arises any set-off, counterclaim, defence or deduction in respect of a Purchased Receivable or any other Receivable owing to the Italian Seller by a Debtor; or

(b)	any Dilution occurs in relation to a Contract or an Invoice under which a Purchased Receivable or any other Receivable owing to the Italian Seller by a Debtor, arises or in relation to any other transaction between the Italian Seller and the relevant Debtor with respect to a Purchased Receivable or any other Receivable owing to the Italian Seller by a Debtor,

(provided, for the avoidance of doubt, that none of the above events occurs solely as a result of the insolvency of the concerned Debtor after the relevant Transfer Date), then the Italian Seller shall, (i) on the next Settlement Date after having become aware of such the circumstances set out under (a) and (b) above or (ii) immediately upon request of the Purchaser (whichever is earlier), pay to the Purchaser out of its own resources an amount equal to the amount of such set-off, counterclaim, defence, deduction or Dilution.

11.3 Payment of any amount pursuant to Clauses 11.1 or 11.2 shall be treated as Deemed Collections.

12. OPTION TO REPURCHASE

12.1 The Italian Seller shall have the right but not the obligation, to request to repurchase without recourse (pro soluto) from the Purchaser one or more Purchased Receivables (excluding for the avoidance of doubt any Purchased Receivable which the Purchaser has already transferred to third parties or which has already been cashed in full and which request the Purchaser may decline) by delivering to the Purchaser a written request (the Repurchase Request) in the form set out in Schedule 3.

12.2 On the Settlement Date immediately following delivery of such Repurchase Request, or, if such Settlement Date falls less than five (5) Business Days after the delivery of the Repurchase Request, on the Settlement Date thereafter, provided that the Purchaser has countersigned and delivered to the Italian Seller such Repurchase Request specifying the Purchased Receivables which the Purchaser has agreed to retransfer without recourse (pro soluto) to the Italian Seller, and that any conditions precedent to such repurchase stipulated by the Purchaser have been satisfied, the Italian Seller shall pay to the Purchaser the proposed purchase price of the Purchased Receivables identified in the Repurchase Request less any Collections previously received in respect of such Purchased Receivables by the Purchaser (the Repurchase Amount).

12.3 Notwithstanding any provision to the contrary in this Agreement, if the Repurchase Amount corresponding to the Purchased Receivables relating to any Repurchase Request is not paid in full by the Italian Seller on the corresponding Settlement Date, any retransfer of such Purchased Receivables shall be deemed automatically terminated (risolto), pursuant to and for all effect of article 1353 of the Italian Civil Code. Any such partial payment shall be either returned to the Italian Seller or applied by way of set-off against any payment obligation of the Purchaser toward the Italian Seller or Italian Servicer.

13. REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE ITALIAN SELLER AND THE ITALIAN SERVICER

13.1 Each of the Italian Seller and the Italian Servicer in such capacity hereby represents and warrants to the Purchaser as of the date hereof, and shall be deemed to represent and warrant to the Purchaser on each day until the Agreement Expiry Date, that:

(a)	Status: it is a corporation duly incorporated under the laws of Italy, is not Insolvent and no steps have been taken by or (as the case may be) towards it with a view to commencing Insolvency Proceedings;

(b)	COMI: its centre of main interests for the purposes of the Council Regulation (EC) No. 1346/2000 on insolvency proceedings is based in Italy and that it has no establishments outside Italy;

(c)	Powers and Authorisations: the execution, delivery and performance by it of this Agreement and the transactions contemplated hereby are within its corporate powers, have been duly authorised by all necessary corporate action, require no action by or in respect of, or filing, recording or enrolling with, any governmental body, agency, court official or other authority, and do not contravene, or constitute a default under, any provision of applicable law or regulation, by-laws or other constituting document of the Italian Seller or the Italian Servicer as amended from time to time or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Italian Seller or the Italian Servicer or result in the creation or imposition of any Security Interest on the assets of the Italian Seller (other than in favour of the Purchaser pursuant to this Agreement);

(d)	Legal Validity: this Agreement and each other WABCO Transaction Document to which it is a party when executed by it will constitute its legal, valid and binding obligations enforceable against it in accordance with its terms;

(e)	Information: all information furnished by it to the Purchaser for the purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Italian Seller to the Purchaser will be, true and accurate in every material respect, on the date that such information is stated or certified and does not omit to state any fact necessary to make the statements contained therein not misleading, and it is not aware of any fact, information or circumstance the omission of which from such information or reports would affect an assessment of the rights being acquired in relation to any Relevant Receivables, the enforceability or collectability of the Purchased Receivables or the transactions and arrangements contemplated by this Agreement and each other WABCO Transaction Document to which it is a party;

(f)	Pari Passu Ranking: its obligations under this Agreement and each other WABCO Transaction Document to which it is a party are and will at all times be direct, unconditional and general obligations which rank equally with all its other unsecured obligations and liabilities, present or future, actual or contingent, save for unsecured obligations and liabilities accorded preference over its other unsecured obligations and liabilities pursuant to any mandatory provision of the laws of Italy;

(g)	No Default: to the best of its knowledge, no event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute, a contravention of, or default under, any such law, statute, decree, rule, regulation, order, judgment, injunction, decree, resolution, determination or award or any agreement, document or instrument by which it or any of its assets is bound or affected, in each case which could adversely affect its ability to observe or perform its obligations under or in connection with this Agreement and each other WABCO Transaction Document to which it is a party or which, in the reasonable determination of the Purchaser, could adversely affect the interests of the Purchaser in connection with transactions contemplated by this Agreement or any other WABCO Transaction Document;

(h)	Taxes on Payments: all amounts payable by the Italian Seller, the Italian Servicer or the Seller’s Agent under the WABCO Transaction Documents may be made free and clear of and without deduction for or on account of any Tax (other than any applicable notarial fees);

(i)	Accounts: its, and the Parent’s, most recently delivered audited financial statements or consolidated financial statements, as the case may be, (including the income statement and balance sheet) have been prepared on a basis consistently applied in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation and give a true and fair view of its results for the relevant period and the state of its financial condition and affairs at their date;

(j)	No Material Adverse Change: since its most recent audited financial statements, there has been no change in its business or operations which could have a Material Adverse Effect, excluding any event or condition disclosed in writing to the Purchaser prior to the date of this Agreement or described in the most recent Form 10-Q filed with the SEC prior to the date of this Agreement;

(k)	No Early Amortisation Event: no Early Amortisation Event or Potential Early Amortisation Event has occurred;

(l)	No Litigation: to the best of its knowledge, no litigation to which it is a party or which any third party has brought against it in any court, arbitral, tribunal or public or administrative body or otherwise and which, if adversely determined could have a Material Adverse Effect or which, in the reasonable determination of the Purchaser, could adversely affect the interests of the Purchaser in connection with the transactions contemplated by this Agreement or any other WABCO Transaction Document, exists or, to the best of its knowledge, is threatened to exist at the present time, other than the European Commission Investigation as disclosed in the most recent Form 10-Q filed by the Parent with the Securities and Exchange Commission prior to the date of this Agreement;

(m)	Business: the documents which contain or establish its constitution include provisions which give it power and authority, and all necessary corporate authority has been obtained and action has been taken, for it to own its assets, carry on its business and operations as they are now being conducted;

(n)	Licences: it has all necessary licences for carrying on the enforcement, collection and origination of the Receivables and the performance of its obligations under this Agreement and each other WABCO Transaction Document to which it is a party;

(o)	General Policies and Procedures Manual: its General Policies and Procedures Manual represents in all respects an accurate summary of the credit and collection policies employed by it;

(p)	Ownership: its Parent owns and controls (whether directly or indirectly) 100% of the issued and paid up share capital and voting rights of the Italian Seller and the Italian Servicer;

(q)	Immunity: The execution by it of each of the WABCO Transaction Documents to which it is party constitutes, and its exercise of its rights and performance of its obligations under each such WABCO Transaction Document will constitute, private and commercial acts done and performed for private and commercial purposes;

(r)	Submission to Jurisdiction: it will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in the jurisdiction of its incorporation in relation to any WABCO Transaction Document;

(s)	Compliance with Laws: it carries on its business in accordance with all applicable laws and regulations where failure to do so might have a Material Adverse Effect;

(t)	Taxes: All required returns have been delivered by it or on its behalf to the relevant taxation authorities and it is not in default in the payment of any Taxes (save for Taxes contested in good faith), and no claim is being asserted with respect to any Taxes;

(u)	Jurisdiction/governing law: its irrevocable submission under the Master Definitions Agreement to the jurisdiction of the courts of France, its agreement that this Agreement is governed by the laws of Italy; and its agreement not to claim any immunity to which it or its assets may be entitled, are legal, valid and binding under the laws of the jurisdiction of its incorporation; and

(v)	Recognition of Foreign Judgment: any judgment obtained in The Netherlands or Belgium in legal proceedings based on or in connection with the WABCO Transaction Documents will be recognised and enforced by the courts of the jurisdiction of its incorporation without re-examination or re-litigation of the matter thereby adjudicated.

13.2 Representations and Warranties of the Seller’s Agent

The Seller’s Agent hereby represents and warrants to the Purchaser as of the date hereof, and shall be deemed to be repeated to the Purchaser on the Initial Offer Date and on each Offer Date thereafter, in the terms of its representations and warranties under Clauses 13.1(a) through 13.1(v) above, but excluding Clause 13.1(o) , as if such representations and warranties were set out in this Clause 13.2 in their entirety, except that any references therein to the “Italian Seller” or the “Italian Servicer” shall be construed as references to the “Seller’s Agent” and any reference to “Italy” under Clauses 13.1(a), 13.1(b) and 13.1(f) shall be construed as references to Belgium for the purpose of this Clause 13.2.

13.3 Representations and Warranties relating to the Receivables

The Italian Seller hereby represents and warrants to the Purchaser as of the date hereof, and shall be deemed to represent and warrant to the Purchaser on the Initial Offer Date and on each day until the Agreement Expiry Date, that:

(a)	Relevant Receivables: Each Offered Receivable exists and has been originated by the Italian Seller in its own name and for its own account and is a Relevant Receivable and an Eligible Receivable;

(b)	No Attachment: none of the Offered Receivables are or have been the subject of any prior transfer or assignment, subrogation, delegation, attachment or seizure whatsoever (whether in whole or in part), nor of any security interest, lien or encumbrance whatsoever and there exists no impediment to its assignment or transfer in accordance with the WABCO Transaction Documents;

(c)	Accuracy of Information: the information provided in respect of each Offered Receivable in the Offer Letter, the Receivables List, the Daily Report and any related magnetic or electronic support is complete and accurate;

(d)	Good Title: the Italian Seller holds, and has at all times held since the time of origination, full and unencumbered title to, and is and has been at all times since the time of origination the sole and unencumbered owner of, each Offered Receivable and none of the Offered Receivables have been assigned or sold by the Italian Seller to any person other than the Purchaser.

(e)	Validity of Assignment:

(i)	the Offered Receivables are obligations which can be transferred by way of sale and assignment, such transfer is not subject to any contractual or legal restrictions, including, for the avoidance of doubt, any applicable data protection laws; and

(ii)	on completion of the sale of each Offered Receivable in accordance with this Agreement, the Purchaser will obtain full title to and ownership of such Offered Receivable free of any Security Interest (including, for the avoidance of doubt, any retention of title claims) and such Offered Receivable will not be available to the creditors of the Italian Seller in the event of its insolvency;

(f)	Applicable Terms and Conditions: each Offered Receivable is either subject to the Italian Seller’s terms and conditions of sale set out in Schedule 1 Part A or, in the case of Offered Receivables owing by those Debtors identified in Schedule 1 Part B, to the terms and conditions set out in Schedule 1 Part B as may be amended from time to time (the Applicable Terms and Conditions);

(g)	Validity of Terms and Conditions: the terms governing each Offered Receivable are set out exclusively in the Applicable Terms and Conditions and the Applicable Terms and Conditions are legal, valid and binding and their provisions contain retention of title clauses;

(h)	Enforceability: each Offered Receivable constitutes legal, valid and binding obligations of the relevant Debtor and such obligations are enforceable in accordance with their respective terms;

(i)	No Termination or Defence: the Contract under which an Offered Receivable arises is not and will not be subject to any right of rescission, set-off, counterclaim, deduction or withholding whatsoever or subject to any valid Security Interest or claim of any nature in favour of any other person or other defence;

(j)	General Policies and Procedures Manual:

(i)	it has complied in all material respects with the Italian Seller’s General Policies and Procedures Manual (in force at such time) in entering into the Contract under which the relevant Offered Receivable arises and in relation to the administration of each such Offered Receivable to the date on which it is purchased hereunder (which criteria have been consistently applied in the management of the business of the Italian Seller);

(ii)	the terms of the relevant Contract and the related Invoice require, and it has taken all reasonable steps to require, that each relevant Debtor makes payment of each relevant Offered Receivable to the Italian Purchaser Collection Account; and

(iii)	all of the Italian Seller’s operations, records and systems relating to the Offered Receivables and the Purchased Receivables are maintained at the registered address of the Italian Seller, and are up-to-date and conform with applicable laws;

(k)	Obligations of the Purchaser: the Purchaser shall not have any obligation or liability in connection with any Purchased Receivable or the corresponding

Contract and it cannot be required to perform any of the obligations whatsoever (including, but not limited to, any obligation of reimbursement in favour of the relevant Debtor) of the Italian Seller (or one of its agents) under the terms of the said Contract;

13.4 The Italian Seller’s and the Italian Servicer’s Undertakings

Each of the Italian Seller and the Italian Servicer hereby agrees and undertakes for the benefit of the Purchaser until the Agreement Expiry Date:

(a)	Provision of Financial Statements: that it shall until the Agreement Expiry Date deliver to the Purchaser as soon as the same become available, but in any event within 180 days after the end of each financial year, its most recently audited consolidated financial statements or non-consolidated financial statements, as the case may be, (including balance sheet, profit and loss and cash flow statements) and in each case the related auditor’s reports as are periodically published;

(b)	Litigation, arbitration and administrative proceedings: that it shall until the Agreement Expiry Date deliver to the Purchaser promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending, and which, if adversely determined, might have a Material Adverse Effect, provided that no such disclosure shall be required in respect of the European Commission Investigation unless the Parent fails to comply with its disclosure obligations in respect thereof pursuant to the Guarantee and Subordination Agreement;

(c)	Solvency Certificate: that it shall (i) on the Closing Date and (ii) on a half-yearly basis until the Agreement Expiry Date, deliver to the Purchaser an executed copy of a Solvency and Compliance Certificate in the form set out in Schedule 2 and dated the date of delivery;

(d)	Compliance: that it shall comply in all respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which, to the best of its knowledge, it may be subject;

(e)	Provision of Information: that it shall provide to the Purchaser any information, documents, records or reports relevant to an Offered Receivable, any Debtor, any Purchased Receivable, the Italian Seller, the Italian Servicer or the financial condition of any of them to which the Purchaser is reasonably and properly entitled under this Agreement;

(f)	Provision of Invoices: that it shall, upon request, provide to the Purchaser a copy of the invoices relating to the Purchased Receivables sold;

(g)	Changes to General Policies and Procedures and Other Information: that it shall:

(i)	notify the Purchaser of any material change to its General Policies and Procedures Manual at least 30 days prior to implementation or within such other timeframe as may be agreed between the Purchaser and the Italian Seller;

(ii)	not make any material change to its General Policies and Procedures Manual without the prior written consent of the Purchaser if the proposed change or amendment would be reasonably likely to adversely affect the collectability of the Purchased Receivables or decrease the credit quality of any newly created Purchased Receivables; and

(iii)	provide the Purchaser such other information (including non-financial information) as the Purchaser may from time to time reasonably request;

(h)	Records: that it shall keep and maintain Records to the order of the Purchaser on a Receivable by Receivable basis. The Italian Seller shall give the Purchaser prior written notice of any material change to its administrative and operating procedures in relation to the keeping and maintaining of Records. These records and systems shall include a capability which is acceptable to the Purchaser to recreate Records and data in respect of the Purchased Receivables in the event of their loss, damage or destruction. The information and records shall be adequate to permit the identification of each Purchased Receivable, and the daily identification of all Collections in respect of, and any losses in relation to, each Purchased Receivable;

(i)	Perform Contracts: that it shall, at its expense, in a timely and commercially reasonable manner, fully perform and comply with all provisions, covenants and other undertakings required to be observed by it under each Contract relating to the Purchased Receivables;

(j)	Compliance with General Policies and Procedures Manual: that it shall comply with the applicable General Policies and Procedures Manual with regard to all Purchased Receivables, any Collateral Security and the related Contract;

(k)	No Other Assignment: that it shall not sell, assign or otherwise dispose of, create or suffer to exist any Security Interest upon or with respect to any goods the subject of any Purchased Receivable, any Purchased Receivables, or related Contract, Ancillary Rights or Collateral Security, or assign any right to receive income in respect thereof or attempt, purport or agree to do any of the foregoing;

(l)	No waiver, etc.: that it shall not in any way extend, amend or otherwise modify the payment or any other material terms of any Purchased Receivable or of any Contract related thereto except in its capacity as Italian Servicer and in that case only with the prior written consent of the Purchaser;

(m)	Credit Insurance Policies: that it shall:

(i)	materially maintain its credit insurance policies as currently in force and subscribe and maintain such other credit insurance policies as may be imposed by law or which is customary or commercially reasonable in the Italian Seller’s business, and to comply with its contractual obligations under those credit insurance policies;

(ii)	inform the Purchaser prior to the expiry, or proposed modification of the terms, of the Insurance Policy (as defined in the Insurance Servicing Agreement) and any other credit insurance policy to which it is party or from which it benefits; and

(iii)	not amend the terms of the Insurance Policy without the prior written consent of the Purchaser, such consent not to be unreasonably withheld;

(n)	Assist Auditors: that it shall assist the Purchaser’s auditors and provide to them such information in relation to the Purchased Receivables, Collections and other matters in relation to this Agreement as they may reasonably request;

(o)	No Representation: that it shall not represent or purport to represent the Purchaser in Italy;

(p)	No Conclusion of Contracts: that it shall not conclude contracts in the name of or on behalf of the Purchaser on a permanent basis;

(q)	No Solicitation: that it shall not solicit or act as agent for the Purchaser to solicit contracts or business for the Purchaser;

(r)	Tax Information: that it shall provide towards the Tax Administration, upon request, true and correct information regarding the conduct of its business being in accordance with (n) to (q) above and all further information as to the non-existence of any place of effective management of the Purchaser in Italy;

(s)	Italian Data Protection Code: that it shall fully co-operate with the Purchaser in order to ensure that all the procedures and formalities from time to time necessary in relation to the transfer and processing of all the data and information concerning the Debtors and the Purchased Receivables are made in order to comply with any applicable data protection laws and regulations, including but not limited to, the provisions of legislative decree no. 196 of 30 June 2003 (the Italian Data Protection Code). In particular, pursuant to article 29 of the Italian Data Protection Code, the Purchaser, in its capacity as sole data controller (autonomo titolare) of the personal data concerning the Debtors (the Data) hereby appoints the Italian Servicer as data processor (responsabile del trattamento) with reference to the processing of the Data carried out in relation to the Purchased Receivables (the Processing Operations). The Italian Servicer hereby accepts such appointment and undertakes without limitation: (i) to individually inform in the name and on behalf of the Purchaser each and any Debtors about the purposes and methods of the Processing Operations pursuant to Article 13 of the Italian Data Protection Code, (ii) implement, observe and apply appropriate security measures to protect the confidentiality, integrity and completeness of the Data, (iii) identify any persons in charge for the Processing Operations (incaricati del trattamento) and instruct them in writing as to the duties that they will be asked to perform, and (iv) promptly respond to any requests filed by each and any Debtors, in accordance with the provisions of article 7 of the Italian Data Protection Code. The Italian Servicer shall indemnify and keep the Purchaser harmless for any damages arising from any Processing Operations carried out by the Italian Servicer pursuant to this Clause 13.4(s), which will be deemed by any competent judiciary or regulatory authority (including but not limited to the Italian data protection authority, Garante per la protezione dei dati personali) in breach of the applicable data protection laws and regulations;

(t)	Notification of Early Amortisation Event: that it shall notify the Purchaser immediately upon being notified of or becoming aware of the occurrence of any Early Amortisation Event or Potential Early Amortisation Event;

(u)	Consents: that it shall obtain and maintain all authorisations, approvals, consents, agreements, licences, exemptions and registrations and to make all filings or obtain all documents, including (without limitation) in relation to the protection of personal data, needed at any time for the purposes of:

(i)	the entry into and performance of the WABCO Transaction Documents to which it is a party; and

(ii)	owning its assets and carrying on its business;

(v)	Tax Payments: that it shall pay all applicable Taxes and make all relevant returns in respect of any Taxes in relation to the goods and services supplied under the Contracts which originate the Purchased Receivables;

(w)	Further Assurance: that from time to time it will, at its own cost, at the request of the Purchaser, promptly execute and deliver all instruments and documents, and take all further action as the Purchaser may reasonably request in order to perfect, protect or more fully evidence the Purchaser’s interest in the Purchased Receivables, Ancillary Rights and Collateral Security and any proceeds thereof including, if requested, promptly giving notice to the relevant Debtors of the sale of the Purchased Receivables to the Purchaser;

(x)	Appropriation of Payments: if a person owing a payment obligation in respect of a Purchased Receivable makes a general payment to the Italian Seller on account both of a Purchased Receivable and of any other moneys due for any reason whatsoever to the Italian Seller and makes no apportionment between them then such payment shall be treated as though the person had appropriated it first to the Purchased Receivable and the proceeds of or comprised in such payment up to the full amount due or to become due in respect of the Purchased Receivable shall accordingly be the property of the Purchaser and the Italian Seller shall treat that amount as a Collection;

(y)	Delivery of Contracts: that it shall at its own cost and expense:

(i)	deliver to the servicer, if different from the Italian Seller, for the benefit and in the name of the Purchaser, within five (5) Business Days after having received a written request by such servicer, the originals of all Contracts and Invoices relating to each of the Purchased Receivables; and

(ii)	keep an up-to-date copy of the contents of each Contract and Invoice relating to each Purchased Receivable and provide such copy to the Purchaser or to any person nominated by it as soon as practicably in order to allow the Purchaser to verify the compliance of any Offered Receivable or Purchased Receivable with the relevant criteria, or enable the Purchaser to enforce its rights in respect of any Purchased Receivables;

(z)	Access: that it shall at all times, upon receipt of prior reasonable written notice, permit the Purchaser (or its auditors or duly authorised officers, employees or agents):

(i)	access at all reasonable times during normal business hours to verify, audit, inspect and copy all Records and verify all information systems maintained by it relating to the Purchased Receivables; and

(ii)	take such other steps as they from time to time reasonably think fit for the purpose of verifying or obtaining information concerning any of the Purchased Receivables and to discuss matters relating to the Purchased Receivables with the auditors of the Italian Seller or any of the officers, employees or agents of the Italian Seller which have knowledge of such matters;

(aa)	Audit: that it shall, upon the Purchaser’s reasonable written request, arrange within five (5) Business Days, at the Italian Seller’s cost, for an audit (by a qualified independent expert satisfactory to the Purchaser) of the Relevant Receivables originated by it and the collection procedures applying in relation to such Relevant Receivables;

(bb)	No Action: that it shall not take any initiative or action in respect of the Purchased Receivables, the Contracts, the sale terms and conditions usually accepted and generally used in respect of the relevant type of business or the delivery of goods or works and/or provision of services that could affect the validity or the recoverability of the Purchased Receivables in whole or in part, or which could harm, in any other way, the interest of the Purchaser in the Purchased Receivables or in the corresponding rights, except if and where expressly permitted by the WABCO Transaction Documents or the Italian Seller’s General Policies and Procedures Manual;

(cc)	Insurance: that it shall insure its business and assets with insurance companies to such an extent and against such risks as companies engaged in a similar business as it normally insure and comply with any requirements as to insurance in place arising out of its capacity as collection agent for the Purchaser in respect of the Purchased Receivables transferred by it;

(dd)	Maintenance of status: that it shall do all such things as are necessary to maintain its corporate existence and ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions;

(ee)	Receivables Lists, Offer Letters and Daily Reports: that it shall procure that all information and particulars relating to Receivables appearing in each Receivables List, Offer Letter and Daily Report delivered by it is accurate and complete and does not omit any information and particulars which would result in any Receivables List, Offer Letter or Daily Report being misleading (and shall promptly notify the Purchaser upon it becoming aware that this is not in any instance the case);

(ff)	Rating Agencies: that it shall promptly comply with the requirements of the Rating Agencies (as notified by the Purchaser to the Depositor) with regard to the Purchased Receivables (including, without limitation, any requirements of the Rating Agencies relating to amendments to the WABCO Transaction Documents or the provision of further information relating to it or legal opinions);

(gg)	Conduct of Business: that it shall not conduct its business in a way that might materially adversely affect the collectability of the Purchased Receivables or otherwise have a Material Adverse Effect;

(hh)	No Requests for Formalities: that it shall refrain from requesting the Purchaser to perform any act or formality of any nature in relation to the Purchased Receivables other than those expressly provided for under this Agreement;

(ii)	Change of Business: except with the prior written consent of the Purchaser, that it shall not abandon its business or engage in any material line of business which is substantially different from the lines of business carried on by it as at the date of this Agreement;

(jj)	Mergers, disposals and acquisitions: that it shall not enter into any amalgamation or merger with an entity, other than the Parent or a Subsidiary of the Parent, having a balance sheet exceeding Euro 50,000,000, or its equivalent in another currency, or similar transaction relating to assets exceeding Euro 50,000,000, or its equivalent in another currency, without the prior written consent of the Purchaser which shall not be unreasonably withheld;

(kk)	No Dispositions: that it shall not, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant, lease or otherwise dispose of any asset or enter into any demerger or reconstruction to or with any person other than the Parent or a Subsidiary of the Parent, if to do so could reasonably be considered likely to have a Material Adverse Effect;

(ll)	No Acquisitions: that it shall not purchase all or part of the assets of any individual, undertaking or company of an amount exceeding Euro 50,000,000, or its equivalent in another currency, except those belonging to another entity of the Group, without the prior written consent of the Purchaser which shall not be unreasonably withheld;

(mm)	Negative Pledge: that it shall not enter into any agreement or document or may perform any other act (whether by omission or otherwise), matter or thing, whether or not known to the Purchaser, which would, in the reasonable opinion of the Purchaser, operate to reduce, release or prejudice any of the rights and entitlements created or to be created for the benefit of the Purchaser under any of the WABCO Transaction Documents;

(nn)	that it shall procure that the Seller’s Agent, upon receipt of payment of the Purchase Price Cash Component in accordance with Clause 6.3 and upon request by the Purchaser, provides the collaboration required for the purposes set out under Clause 6.4 above; and

(oo)	Servicing Covenants: that it shall, in its capacity as Italian Servicer:

(i)	act prudently, reasonably and diligently and do all things necessary and take all reasonable steps as are within its powers and/or may be required:

(A)	in the timely enforcement or recovery of any and all amounts due under each Purchased Receivable, and shall be no less diligent than it would have been in enforcing or recovering due amounts under a Purchased Receivable if it had not assigned such Purchased Receivable to the Purchaser; and

(B)	to ensure that all Ancillary Rights and any Collateral Security remain legal, valid, binding and enforceable and are exercised in a timely fashion;

(ii)	oppose, defend, co-defend or co-operate in any claim (threatened, pending or otherwise) any third party makes against it, the Purchaser or with respect to a Purchased Receivable, an Ancillary Right or Collateral Security in any court, arbitral, tribunal or public or administrative body or otherwise;

(iii)	take all reasonable steps promptly to cause any attachment, seizure or any other enforcement measure levied or applied for against any Purchased Receivable transferred to be released or withdrawn to the satisfaction of the Purchaser;

(iv)	forthwith inform the Purchaser of all security interests, rights, claims, privileges and other benefits attached to a Purchased Receivable;

(v)	notify the Purchaser forthwith of any inaccuracy, misstatement or omission in representations and warranties made in respect of any Offered Receivables or the Purchased Receivables;

(vi)	where a Purchased Receivable is evidenced by a negotiable instrument, not endorse, deliver, release or negotiate that instrument to, or in favour of, any person except the Purchaser;

(vii)	comply with any proper and lawful directions, orders and instructions which the Purchaser may from time to time give to it in connection with the performance of its obligations under this Agreement, but only to the extent that compliance with those directions does not conflict with any provision of this Agreement;

(viii)	obtain and maintain all authorisations, approvals, consents, agreements, licences, exemptions and registrations and make all filings or obtain all documents, including (without limitation) in relation to the protection of personal data, needed at any time for the purposes of:

(A)	the entry into and performance of the WABCO Transaction Documents to which it is a party; and

(B)	owning its assets and carrying on its business;

(ix)	promptly notify the Purchaser if it becomes aware that legal proceedings are initiated or contemplated against the Purchaser or in relation to any Purchased Receivable;

(x)	promptly notify the Purchaser if legal proceedings are initiated against itself as the Italian Seller or the Italian Servicer which might adversely affect the Purchaser’s ownership of, and rights, title, benefit and interest in, to and under, such Purchased Receivables, the Ancillary Rights, the Collateral Security and the Collections or any of the other rights acquired the Purchaser under this Agreement; and

(xi)	keep all Tax records required by law in respect of the Purchased Receivables, including for the purposes of Value Added Tax.

14. RELIANCE

14.1 Reliance on Representations, Warranties and Covenants

The Italian Seller and the Seller’s Agent acknowledge that:

(a)	the representations and warranties set out in Clauses 13.1, 13.2 and 13.3, and the covenants contained in Clause 13.4 are made with a view to inducing the Purchaser to enter into this Agreement and the transactions contemplated hereby and have caused and will cause the Purchaser to take other actions and enter into arrangements with other persons in relation to the WABCO Transaction Documents and the Purchaser will rely upon such representations, warranties, covenants and undertakings notwithstanding any information in fact possessed or discoverable by it; and

(b)	none of the Purchaser or any other person referred to in Clause 14.1(a) has made or will be obliged to make inquiries of or in respect of (i) any Debtor in respect of any Offered Receivable or Purchased Receivable (ii) any Contract or other documents in respect of any Offered Receivable or Purchased Receivable; (iii) the Face Amount in respect of Purchased Receivable; (iv) the creditworthiness or suitability of any Debtor, or any other party to any arrangement or agreement relating to any Offered Receivable or Purchased Receivable.

14.2 Survival

The representations, warranties and covenants set out in Clause 13 shall form part of the terms of the sale and purchase of each Purchased Receivable and accordingly such representations, warranties and covenants shall remain in full force and effect until the Agreement Expiry Date notwithstanding the completion of such purchase.

15. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

15.1 The Purchaser hereby represents and warrants to the Italian Seller and the Seller’s Agent as of the date hereof:

(a)	Status: it is a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands and licensed as a credit institution under the Financial Supervision Act (Wet op het financieel toezicht) and having its registered office at Amstelplein 1, 1096 HA Amsterdam, The Netherlands registered with the Trade Register of the Chamber of Commerce at Amsterdam, The Netherlands under n° 33 196 218;

(b)	Powers and Authorisations: the documents which contain or establish its constitution include provisions which give it power and authority, and all necessary corporate authority has been obtained and action has been taken, for it to execute and deliver, and perform the transactions contemplated in, this Agreement and each other WABCO Transaction Document to which it is a party; and

(c)	Consents: no authorisation, approval, consent, licence, exemption, registration, recording, filing or notarisation which has not been duly and unconditionally obtained, made or taken is required in connection with its entry into, execution and delivery of, and the performance of its obligations under, this Agreement.

16. TERMINATION

16.1 This Agreement shall and unless terminated earlier with the agreement of all Parties, terminate on the Agreement Expiry Date.

16.2 Unless expressly agreed otherwise in writing by all Parties, the termination of this Agreement in accordance with Clause 16.1 shall not operate to discharge any Party of any liabilities, whether, present or future, actual or contingent, in respect of any representations or warranties made, or deemed to have been made, or obligations that have been performed, or were to have been performed, or any events or circumstances that arose, prior to the Agreement Expiry Date.

17. CHANGE IN CIRCUMSTANCES

17.1 If, as a result of:

(a)	the coming into effect after the date hereof, or any change after the date hereof in, any applicable law, regulation or regulatory requirement or any change after the date hereof in the interpretation or application of any thereof adversely affecting the Purchaser, and/or

(b)	the compliance by the Purchaser with any applicable directive, request or requirement coming into effect after the date hereof (whether or not having the force of law) of any central bank or any self-regulating organisation or any governmental, fiscal, monetary or other regulatory authority (including, without limitation, a directive, request or requirement which affects the manner in which the Purchaser is required to maintain capital resources having regard to its assets, liabilities, contingent liabilities or commitments):

(i)	the cost incurred by the Purchaser agreeing for the purchase of Offered Receivables or otherwise giving effect to this Agreement, is or will be increased; and/or

(ii)	any sum received or receivable by the Purchaser under this Agreement is or will be reduced; and/or

(iii)	the Purchaser becomes liable to make any payment on account of Tax or otherwise or is compelled or obliged to forego any interest or other return, on or calculated by reference to the amount of the Purchased Receivables, then the Purchaser shall inform the Italian Seller of such circumstance(s), as soon as possible upon becoming aware of such circumstance(s), and shall be entitled to claim from the Italian Seller an indemnity by delivering to the Italian Seller a certificate specifying the amount of such indemnity on the basis of detailed calculations and specifying the detailed reason(s) for such indemnity amount.

17.2 In the case of the occurrence of an event referred to in Clause 17.1, the Purchaser and Italian Seller shall in good faith use their best endeavours to avoid the effects of such event.

17.3 In the event that the Purchaser or the Italian Seller is not able to avoid the effects of any event referred to in Clause 17.1 on or before the expiry of a period of thirty (30) calendar days from the receipt of the relevant certificate referred to in Clause 17.1(b), the Italian Seller will have the choice to either:

(a)	bear, from such date of the coming into force of or the change in any of the events referred to in Clause 17.1 and for the entire duration of this Agreement, and pay on (i) the following Settlement Date, or (ii) in the case of an ongoing amount, on each Settlement Date, the entire amount of the indemnity (or indemnities) indicated in the certificate(s) referred to in Clause 17.1; or

(b)	refuse the solution referred to in sub-clause 17.3(a) above, in which case:

(i)	the Italian Seller shall pay on the following Settlement Date, the entire amount of such indemnity (or indemnities) indicated in the certificate(s) referred to in Clause 17.1; and

(ii)	an Early Amortisation Event shall deemed to have occurred.

17.4 The provisions of this Clause 17 shall not apply to any increased cost attributable to any change in the rate of, or change in the basis of calculating, Tax on the overall net income of the Purchaser imposed in the jurisdiction in which it is incorporated.

18. STAMP DUTY, TAXES AND INDEMNITIES

18.1 Without prejudice to the provisions of the other WABCO Transaction Documents the Italian Seller shall pay any stamp, documentary, transfer, excise, registration, filing and other similar duties, levies, fees or Taxes to which (i) any of the WABCO Transaction Documents or any related documents, (ii) any purchase of Offered Receivables by the Purchaser, (iii) any transaction contemplated under the WABCO Transaction Documents and the related documents including the assignment, release, resale or re-assignment of any Purchased Receivable, as the case may be, or (iv) the enforcement of the rights of the Purchaser may be subject or give rise and the Italian Seller shall fully indemnify the Purchaser on an after Tax basis, from and against any and all losses or liabilities which the Purchaser may properly incur or otherwise suffer as a result of any delay in paying or omission to pay such duties, levies, fees or taxes.

18.2 The Italian Seller agrees that if (i) any taxing authority levies a Tax on any payment to be made by it pursuant to this Agreement to the Purchaser, or (ii) any such payment is subject to any deduction or withholding in respect of a Tax or otherwise, then the amount of the payment which the Italian Seller is required to make shall be grossed-up by such amount such that after deduction of the Tax so charged (or of the deduction or withholding to which the payment is subject) there shall be left a sum equal to the amount that would otherwise be payable under this Agreement, provided that nothing in this Clause 18.2 shall be construed as creating an obligation on the part of the Italian Seller to pay any additional amounts in respect of any Tax on the overall net income of the Purchaser. For the avoidance of doubt, if any taxing authority levies a Tax on any payment to be made by the Purchaser under this Agreement or any such payment is subject to any deduction or withholding in respect of a Tax, the Purchaser shall not be obliged to gross-up any such payment following any such levy of Tax, deduction or withholding or pay any additional amounts to the Italian Seller in respect of such Tax.

18.3 If the Italian Seller pays any additional amount under Clause 18.1 or Clause 18.2 (an Additional Payment) and the Purchaser effectively obtains a refund of Tax or credit against Tax on its overall net income by reason of that Additional Payment or the increased payment of which that Additional Payment forms a part (a Tax Credit) then the Purchaser shall reimburse the Italian Seller such amount as it shall determine in its absolute discretion to be the proportion of such Tax Credit as will leave the Purchaser after that reimbursement, in no better or worse position than it would have been in if that Additional Payment had not been required, provided that, (i) the Italian Seller is not in default under any WABCO Transaction Document to which it is a party; (ii) the Purchaser is able to identify such Tax Credit as being attributable to such Additional Payment or the increased payment of which that Additional Payment forms a part; (iii) the Purchaser can do so without prejudicing its rights to obtain any other relief or allowance which may be available to it hereunder or otherwise, and (iv) without prejudicing the retention of such credit or remission on a consolidated basis.

18.4 Nothing contained in this Agreement shall oblige the Purchaser to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations. The Purchaser shall have absolute discretion as to whether to claim any Tax Credit and, if it does so claim, the extent, order and manner in which it does so. Without prejudice to the generality of the foregoing, the Italian Seller shall not by virtue of this Clause 18, be entitled to enquire about the Purchaser’s tax affairs.

18.5 Any sum set out in this Agreement as payable, or otherwise payable pursuant to this Agreement by any Obligor to the Purchaser shall be deemed to be exclusive of any VAT which is or becomes chargeable (irrespective of whether the Obligor, or the Purchaser, is required to account for such VAT) on any supply or supplies for which that sum (or any part thereof) is the whole or part of the consideration for VAT purposes.

18.6 Any sum set out in this Agreement as payable, or otherwise payable pursuant to this Agreement by the Purchaser to any Obligor shall be inclusive of any VAT which is or becomes chargeable on any supply or supplies for which that sum (or any part thereof) is the whole or part of the consideration for VAT purposes, and where any rule of law or the practice of any relevant tax authority in any jurisdiction would deem or treat the consideration for such supply to be other than the sum shown in this Agreement, that rule shall not apply to affect the amount of such sum payable pursuant to this Agreement.

18.7 Where:

(a)	the Purchaser makes a supply to an Obligor for VAT purposes pursuant to this Agreement;

(b)	the sum which is the consideration (in whole or in part) for that supply is (or, if the consideration for that supply were in cash, would be) deemed to be exclusive of VAT in accordance with this clause; and

(c)	the Purchaser is required to account to any relevant tax authority for any VAT chargeable on that supply,

the relevant Obligor shall pay to the Purchaser an additional amount equal to that VAT, and the Purchaser shall provide the relevant Obligor with a valid VAT invoice in respect of that supply.

18.8 In relation to any supply by an Obligor to the Purchaser that is chargeable to VAT, where the Purchaser is obliged to account to any relevant tax authority for such VAT, the consideration for such supply shall be reduced to such amount as, with the addition thereto of the VAT chargeable on such supply, equals the original amount payable by the Purchaser.

18.9 The Italian Seller and the Italian Servicer shall indemnify and keep indemnified in full on demand and on an after-tax basis the Purchaser against any cost, claim, loss, expense, liability or damages (including legal costs and out-of-pocket expenses properly and reasonably incurred), and without any set-off, deduction or withholding whatsoever incurred or suffered by the Purchaser in connection with any breach by the Italian Seller or the Italian Servicer of the terms of this Agreement, or the performance of its obligations under this Agreement, or with the negligence or wrongful misconduct (dolo) of the Italian Seller or the Italian Servicer (or a sub-servicer) whether arising in contract or otherwise.

18.10 The Italian Seller and the Italian Servicer shall indemnify and keep indemnified, the Purchaser against any cost, claim, loss, expense, liability or damages (including legal costs and out-of-pocket expenses) incurred or otherwise suffered in connection with any claim or counterclaim or action of whatsoever nature made by a Debtor or any third party arising out of or in connection with a Contract under which a Purchased Receivable originates or any product(s) or service(s) which are the subject of such a Contract or Purchased Receivable (including any claim or counterclaim of a customer or third party in respect of product liability, property damage, personal injury, consequential loss or other similar claim). It is hereby expressly understood between the parties to this Agreement that, since the Purchased Receivables are sold to the Purchaser without recourse (pro soluto), the Italian Seller shall have no obligation to indemnify the Purchaser from any direct and/or indirect damages, losses, claims, liabilities, costs and expenses arising as a consequence of the failure by any Debtor to pay in whole or in part its obligations under any of the Purchased Receivables solely as a result of the insolvency (insolvenza) of such Debtor after the relevant Transfer Date.

19. DEFAULT INTEREST

19.1 If any sum due and payable by the Italian Seller is not paid on the due date in accordance with the provisions of the WABCO Transaction Documents, the Italian Seller shall automatically and without any further formalities be liable to pay to the Purchaser a late payment interest equal to (i) the unpaid sum, (ii) times the sum of the applicable Floating Rate and 2% (two per cent) per annum, (iii) times the exact number of days between the due date of the amount referred to in (i) above and the actual payment, and divided by three hundred and sixty (360) in respect of sums payable in Euro.

19.2 Any interest calculated in accordance with Clause 19.1 in respect of an unpaid sum shall be paid by the Italian Seller on the date as the Purchaser may specify by written notice to the Italian Seller.

20. POWER OF ATTORNEY

The Italian Seller shall provide the Purchaser, upon request, with any appropriate power of attorney, if necessary, in order to better protect the Purchaser’s interest in the Purchased Receivables, Ancillary Rights and Collateral Security.

21. WAIVERS, REMEDIES CUMULATIVE

21.1 No failure or delay by any Party in exercising any right, power or privilege under this Agreement or any WABCO Transaction Documents to which it is a party or available at law shall impair such right, power, remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy under this Agreement or any WABCO Transaction Documents to which it is a party or at law shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy under this Agreement or any WABCO Transaction Documents to which it is a party or at law.

21.2 The rights of any Party shall not be capable of being waived otherwise than by an express waiver in writing.

21.3 The rights, powers and remedies of any Party thereto provided in this Agreement and any other WABCO Transaction Documents to which it is a Party are cumulative and may be exercised as often as they are considered appropriate and are in addition to any rights and remedies provided by law.

22. MODIFICATION

No amendment, modification or variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the Parties.

23. ENTIRE AGREEMENT

This sets out the entire agreement and understanding between the Parties in respect of the subject matter of the agreements contained herein.

24. CONFIDENTIALITY

24.1 Each Party agrees to treat all information of any kind transmitted by the other Party as confidential. The Parties agree not to divulge such information to any other person, to ensure that their respective personnel similarly respect the confidential nature of such information and, in the case of the Purchaser, to comply with all applicable data protection laws to which, to the best of its knowledge, it may be subject in relation to the processing of any such information, other than any processing carried out or required to be carried out on its behalf by the Italian Servicer.

24.2 None of the Parties shall, during the continuance of any of the WABCO Transaction Documents or after the termination of any of them, disclose to any person, firm or company whatsoever any information relating to the business, finances or other matters of a confidential nature of any other Party to this Agreement of which it may in the course of its duties under this Agreement or any of the WABCO Transaction Documents or otherwise have become possessed and all the parties shall use reasonable endeavours to prevent any such disclosure, provided however that the provisions of this Clause 24 shall not apply:

(a)	to the disclosure of any information which is expressly permitted or required by the WABCO Transaction Documents to be transmitted to any person who is a Party to any of the WABCO Transaction Documents or is required in relation to the transactions envisaged by the WABCO Transaction Documents (including any banks or other persons whose consent is required in relation to the execution by any party of any of the WABCO Transaction Documents);

(b)	to the disclosure of any information already known to the recipient otherwise than as a result of entering into or negotiating any of the Transaction Documents;

(c)	to the disclosure of any information which is or becomes public knowledge otherwise than as a result of the conduct of the recipient;

(d)	to the extent that the recipient is required to disclose the same pursuant to any law or order of any court or pursuant to any direction, request or requirement (whether or not having the force of law) of any central bank or any governmental or other regulatory authority (including any official bank examiners or regulators) or stock exchanges;

(e)	to the extent that the recipient needs to disclose the same for the protection or enforcement of any of its rights under any of the Transaction Documents;

(f)	in the case of the Purchaser to any banking or other regulatory or examining authorities (whether governmental or otherwise) or fiscal administration authorities, in each case where such disclosure is requested by them and with whose requests the Purchaser has to comply under applicable law or regulation (or with whose requests banks in the relevant jurisdiction are accustomed to complying);

(g)	in the case of the Purchaser, to any person which has agreed to make funds available, directly or indirectly by any means whatsoever, to the Purchaser or to any entity refinancing the Purchaser (including in connection with this Agreement or under any financing or liquidity arrangement or guarantee) if, in each case, such disclosure is necessary for the purposes of the Purchaser performing its obligations under the Transaction Documents or for such funds to be made available to the Purchaser or to any entity refinancing the Purchaser by that person provided that any such person undertakes to keep such information confidential;

(h)	to the disclosure of any information to any of the Rating Agencies;

(i)	to the disclosure of any information to professional advisers who receive the same under a duty of confidentiality or to any employees of a party who are engaged in the performance of services under or in connection with any of the WABCO Transaction Documents;

(j)	to the disclosure of any information with the written consent of the Parties; and

(k)	to the disclosure of any information by the Seller’s Agent to any of its Affiliates.

24.3 This obligation to preserve confidentiality shall remain valid for five years from the Commitment Termination Date.

25. MISCELLANEOUS

25.1 Unless expressly provided for to the contrary, all references made in this Agreement to a currency shall be a reference to euro and any payments to be made to or from any Party shall be made in euro.

25.2 The Italian Seller shall not offset, or claim the right to any set-off, counterclaim, credit, discount, allowance, right of retention or compensation, right to make any deduction, between any amounts due by it to the Purchaser and any amounts due by the Purchaser to it, unless expressly agreed between the Italian Seller and the Purchaser.

25.3 Any payment by the Italian Seller to the Purchaser, whether in respect of principal, interest, fees or any other item, shall be made for value on the date when any such payment is due under the terms of this Agreement.

25.4 Invalidity and Severability

Without prejudice to any other provision of this Agreement, if one or more of the provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to any Party, such invalidity, illegality or unenforceability in such jurisdiction, shall not, to the fullest extent permitted by the applicable law, render invalid, illegal or unenforceable any other provisions of this Agreement or the affected provisions in any other jurisdiction or with respect to any other Party or Parties to this Agreement. The Parties agree to negotiate in good faith to replace the affected provision, or portions of the said provision, with other valid and effective provisions having substantially the same effect, having regard to the subject matter, commercial intentions and purpose of this Agreement. To the extent permitted by all applicable laws and regulations, each Party to this Agreement hereby waives any provision of laws and regulations which would render any provision of this Agreement unlawful or unenforceable in any respect.

25.5 Notices

Any notice to be given by one party to any other party under, or in connection with, this Agreement shall be delivered in accordance with Clause 4 (Notices) of the Master Definitions Agreement.

25.6 Assignment of Claims

Neither the Italian Seller nor the Seller’s Agent shall be entitled to transfer any of their claims arising under this Agreement without the Purchaser’s prior written consent.

26. GOVERNING LAW AND JURISDICTION

26.1 Governing Law

This Agreement and any non-contractual obligations arising in connection therewith is governed by and shall be construed in accordance with Italian law.

26.2 Jurisdiction

Each party agrees that the courts of Milan shall have exclusive jurisdiction to settle any dispute (including, without limitation, claims for set-off and counterclaim) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by this Agreement and the Master Definitions Agreement to the extent that it is incorporated into this Agreement.

Signing Page Follows

Made in Paris, on 23 September 2009

SIGNED by its duly authorised attorneys,	)
for and on behalf	)
WABCO AUTOMOTIVE ITALIA SRL	)
)
Attorney	)
)
Attorney	)

SIGNED by its duly authorised attorneys,	)
for and on behalf of	)
WABCO FINANCIAL SERVICES SPRL	)
)
Attorney	)
)
Attorney	)

SIGNED by its duly authorised attorneys,	)
for and on behalf of	)
SOCIÉTÉ GÉNÉRALE BANK	)
NEDERLAND N.V.	)
)
Attorney	)

SCHEDULE 1

TERMS AND CONDITIONS

Part A - Form of Italian Seller’s Terms and Conditions

Condizioni Generali di Vendita

Il conferimento di un ordine o l’accettazione di una nostra offerta valgono come accettazione delle presenti condizioni di vendita. Non si riconoscono modifiche a tali condizioni che non siano da noi espressamente precisate per iscritto. Gli ordini e/o le modifiche d’ordine ricevuti tramite nostri agenti o rappresentanti non sono comunque vincolanti per salva nostra espressa accettazione scritta.

1. OFFERTE, ORDINI ACCETTAZIONI

Le offerte di fornitura non sono impegnative: le ordinazioni di materiale sono impegnative solo se accettate per iscritto e nei limiti esplicitamente indicati nell’accettazione. Le forniture sono sempre condizionate alla possibilità di approvvigionamento delle materie prime e della mano d’opera, esse sono regolate dalle presenti condizioni di vendita: nessuna variazione nel corso della fornitura costituirà novazione del contratto. Le offerte hanno una validità di 90 giorni dalla data di emissione, salvo diversa precisazione scritta.

2. PREZZI

Si applicano i prezzi dei listini in vigore al momento di ciascuna consegna anche in caso di forniture che avvengano in consegne ripartite, frazionate o i prezzi aggiornati secondo la clausola di revisione prezzi. L’accettazione di ordinazioni non ci preclude il diritto di effettuare revisioni di prezzi - anche se non previamente concordate – quando queste siano motivate da aumenti dei materiali o della mano d’opera. Salvo patto contrario, i prezzi si intendono per materiale, non collaudato, non imballato, messo a disposizione dell’acquirente nei nostri magazzini. I costi corrispondenti alla esecuzione delle operazioni predette richieste dall’acquirente saranno fatturati allo stesso. Qualunque onere fiscale o di altra natura che nasca posteriormente all’accettazione sarà a carico dell’acquirente.

3. CONSEGNE

I termini di consegna sono indicativi. Non saremo tenuti a risarcimento o indennizzo di sorta in qualsiasi caso di ritardata o mancata consegna e di interruzione totale o parziale della fornitura dipendenti da forza maggiore o caso fortuito rilevante, quali, ad esempio, sommovimenti interni od internazionali, eventi bellici, scioperi, serrate, irregolarità o mancanza di approvvigionamento di materie prime, energia, mano d’opera, nonché nel caso che le merci messe a disposizione dell’acquirente presso il nostro stabilimento non vengano per qualsiasi motivo ritirate dall’acquirente stesso. In quest’ultimo caso la consegna si intende ad ogni effetto eseguita con l’avviso di merce pronta dopo il quale tutti i rischi faranno carico all’acquirente, insieme alle spese di magazzinaggio, custodia, manutenzione, ecc.

4. TRASPORTI

Le merci, anche se vendute franco destino, viaggiano a rischio e pericolo dell’acquirente. Le spese per le operazioni di trasporto, assicurazione, dogana, ecc., sono a carico dell’acquirente salvo diverso accordo scritto.

5. PAGAMENTI

Per gli acquirenti in Italia: i termini di pagamento sono a 30 giorni data fattura contro ricevuta bancaria e i versamenti devono essere effettuati presso la nostra sede di Torino. Ci riserviamo il diritto di modificare i termini di pagamento eccezionalmente diversi da quelli sopra indicati, anche durante il corso della fornitura, dandone comunicazione all’acquirente. I pagamenti sono comunque dovuti nei modi e nei termini pattuiti, anche nei casi indicati al paragrafo 4, di ritardato o mancato arrivo a destino della merce, di perdita totale o parziale, di avaria, di merce messa a disposizione dell’acquirente e da questi per qualsiasi motiva non ritirata. In quest’ultimo caso la consegna si intende ad ogni effetto eseguita alla data della fattura. Decorsi 10 giorni dalla scadenza di pagamento fissata senza che questo sia stato effettuato, saremo autorizzati ad emettere tratta a vista con spese a carico dell’acquirente. In ogni caso di ritardo nei pagamenti l’acquirente è tenuto a corrispondere, senza necessità di messa in mora, gli interessi nella misura del tasso bancario corrente. L’emissione di tratte non pregiudica comunque la determinazione del luogo di pagamento che rimane presso la nostra Sede di Torino. Ci riserviamo la facoltà di cedere il credito rappresentato dalle fatture emesse (art. 1260 del C.C.).

Per gli acquirenti all’estero: i termini di pagamento sono stabiliti contro credito documentario, a vista, irrevocabile, confermato da Banca Italiana. Qualsiasi altra forma dovrà essere concordata per iscritto.

6. RISOLUZIONE DEL CONTRATTO

In caso di mancato adempimento di qualsiasi entità di una o più condizioni di fornitura da parte dell’acquirente e/o quando si verificassero variazioni di qualsiasi genere nella ragione sociale, nella costituzione e/o nella capacità o solvibilità dell’acquirente il contratto potrà essere risolto di diritto, salvo il diritto al risarcimento dei nostri danni.

7. RECLAMI E CONTESTAZIONI

Reclami riguardanti la qualità, la quantità, la specie ed il tipo della merce fornita, devono esserci comunicati per iscritto entro 8 giorni dal ricevimento della stessa da parte dell’acquirente. Nessun reclamo, anche relativo alla qualità, potrà essere fatto valere neppure in via eccezionale, in sede giudiziaria prima del pagamento. Eventuali reclami e/o contestazioni riguardanti una singola consegna non modificano gli obblighi contrattuali riguardo al resto della fornitura.

8. GARANZIA DI FUNZIONAMENTO

La garanzia di funzionamento per le merci di nostra fornitura dura 12 mesi a partire dalla data di consegna e riguarda i vizi del materiale e difetti di fabbricazione. Questa garanzia è valida solo per una utilizzazione normale delle nostre merci e secondo le nostre norme d’uso, essa non si applica a deterioramenti e distruzioni in particolare provocati da errore di montaggio, utilizzazioni difettose, incidenti meccanici, errori di manutenzione. La garanzia à limitata alle merci di nostra fornitura e non può superare la riparazione o la sostituzione, a cura di nostri tecnici, del pezzo difettoso, che in caso di sostituzione resta di nostra proprietà. La riparazione, la modifica o la sostituzione di un pezzo durante il periodo di garanzia non avrà l’effetto di proroga di tale periodo.

9. RESPONSABILITÀ PER DANNI E INCIDENTI

Qualsiasi danno e/o incidente a cose o persone che si verifichi durante il montaggio e/o l’utilizzazione delle merci fornite sarà interamente a carico dell’acquirente, nonostante l’eventuale presenza di nostri dipendenti. Comunque, nessuna richiesta di danni per mancato funzionamento potrà essere presa in considerazione se esso non è verificato alla presenza di nostri funzionari. A tal fine l’acquirente dovrà darcene immediata notizia per iscritto.

10. DISEGNI

L’acquirente si impegna a non divulgare o utilizzare il proprio eventuali nostri disegni o schermi trasmessi con l’offerta o in conseguenza dell’ordine.

11. COMPETENZA

Per ogni azione o contestazione è esclusivamente competente l’autorità giudiziaria del Foro di Torino, secondo la Legge Italiana, secondo il testo italiano delle suestese Condizioni Generali di Vendita.

[Translation]

General Sales Terms

The placement of an order or acceptance of any other of ours is to be taken as acceptance of the present sales terms. No changes will be admitted in the said terms, unless expressly stated by us in writing. Any orders and/or changes to orders received by way of our agents or representatives are on no account binding on us except in the case of our specific acceptance thereof in writing.

1. OFFERS, ORDERS, ACCEPTANCES

Offers to supply shall not be binding, orders for merchandise shall be binding only if accepted in writing and to the extent stated explicitly in the acceptance. Supplies are at all times subject to the availability of raw material and labour, and are regulated by the present sales terms: no variation during the course of the supply shall constitute a novation of the contract. Offers will be valid for a period of 90 days from the date of issue, unless stated otherwise in writing.

2. PRICES

Prices applied will be those quoted in the price list current at the time of each delivery, even in the case of supplies delivered in batches or instalments, or prices revised according to the price-revision clause. Acceptance of orders does not preclude our right to revise price – even when such revision may not have been agreed previously – when these are due to increases in material costs or labour costs. Unless otherwise agreed, prices are to be intended for non-tested, non-packed material which is placed at the buyer’s disposal in our warehouse. Costs relating to the aforesaid operations carried out at the buyer’s request will be invoiced to the same. Any expense of a fiscal or any other nature which may arise after acceptance will be charged to the buyer.

3. DELIVERIES

Delivery terms are approximative. We shall not be liable to any compensation or indemnity in any case of delay ore failure to deliver, or total or partial interruption of supplies resulting from circumstances beyond our control or fortuitous events of a serious nature, such as national or international revolts, warfare, strikes, lock-out, irregularity in or lack of supplies of raw material, power supply, labour, or in the event that the goods made available to the buyer. In this last event, the delivery is to be intended as having been to all effects carried out upon notification that the goods are ready after which be borne by the buyer, as well a storage, custody and maintenance charges etc.

4. FREIGHT

Goods will travel at the risk of the buyer even when sold free at destination (C.F.). All expenses for operations of transport, insurance, customs clearance, etc. are to be borne by the buyer, unless otherwise agreed in writing.

5. PAYMENT

For buyers in Italy: payment terms are 30 days from invoice date against banker’s receipt, and payments should be made to our head-office in Turin. We reserve the right to modify the terms of payment which are exceptionally different from those stated above, even during the course of the supply, by notifying the buyer. Payments are however to be made in the manner and terms agreed, even in the event of late arrival or non-arrival of goods total or partial loss, damage, failure on the part of the buyer, for any reason whatsoever to collect good placed at his disposal. In this last case delivery will be considered as having been made on the date of the invoice. If payment has not been made within ten days of the due-date, we shall be authorized to issue a sight draft at the expense of the buyer. In event any of late payment the buyer will be obliged to pay interest at the current bank rate, without the need for a notice of default. This issue of draft does not in any case after the place of payment, which shall remain our Head Office in Turin. We reserve the right dispose of the credit constituted by the invoices issued (rt. 1260 of the Italian “Codice Civile”).

For buyers abroad: payment terms are against irrevocable documentary sight credit confirmed by an Italian Bank. Any other form of payment must be agreed upon in writing.

6. DISCHARGE OF CONTRACT

In the case of any failure on the part of the buyer to comply to any degree with one or more of the terms of sale and/or in the capacity or solvency of the buyer the contract may be by right discharged, with the exception of our right to compensation for our damages.

7. COMPLAINTS AND DISPUTES

Complaints concerning the quality, quantity, kind and type of goods supplied must be made in writing within 8 days of the receipt of the same by the buyer. No complaints, even when relating to quality, may on any account whatsoever be brought to bear in a Court of Law before payment has been made. Any complaints and/ore disputes relating to a single delivery shall not alter the contractual obligations relating to the remaining deliveries.

8. GUARANTEE OF WORKING ORDER

The guarantee of working order for goods supplied by us is valid for 12 months starting from the delivery date and relates to defects in the material and manufacturing faults. This guarantee is only valid in the case of normal use of our goods and compliance with our instructions for use. It does not apply to deterioration or damage in particular resulting from incorrect assembly, incorrect use, mechanical mishaps, improper maintenance. The guarantee only covers goods supplied by us and shall not exceed the repair or replacement, by our technician, of the faulty part, which in case of replacement remains our property. The repair, adjustment or replacement of a part during the guarantee period shall not result in an extension of the said period.

9. LIABILITY FOR DAMAGE OR ACCIDENTS

Any damage and/or accident to persons or things which may take place during the assembly and/or use of the goods supplied shall be the total responsibility of the buyer, notwithstanding the possible presence of our employees. At all events, no claim for compensation resulting from failure to operate will be taken in consideration unless the failure has been checked in the presence of our inspectors. To this purpose the buyer must notify us in writing immediately.

10. DRAWINGS

The buyer shall undertake not to divulge or put to his own use any drawings or diagrams sent to him with the offer or as a result of the order.

11. JURISDICTION

For any legal action or dispute the only legal authority having jurisdiction shall be that of the Law Court of Turin, according to Italian Law, as per the Italian version of these General Sales Terms.

Part B - Form of Debtor’s Terms and Conditions

None.

[See overleaf]

SCHEDULE 2

FORM OF SOLVENCY AND COMPLIANCE CERTIFICATE

[Italian Seller’s letterhead]

To:	Société Générale Bank Nederland N.V.
Amstelplein 1,
1096 HA Amsterdam,
The Netherlands

[date]

Dear Sirs,

Re: Solvency Certificate

The definitions contained in the Italian Receivables Purchase and Servicing Agreement dated [—] (the Agreement) entered into, inter alios, between Wabco Automotive Italia SRL (the Italian Seller) and Société Générale Bank Nederland N.V. (the Purchaser) shall apply to this certificate.

I, the undersigned, being a director of Wabco Automotive Italia SRL (the Company), hereby certify on behalf of the Company, that based on all appropriate reviews of the books and records of the Company and the Company’s accounts (both management and those required by law) which we have made or caused to be made and having duly considered the provisions of articles 5, 66 and 67 of the Royal Decree of 16 March 1942 no. 267, as amended and supplemented from time to time, (the Bankruptcy Law), and all the relevant provisions of the Legislative Decree No. 270 of 8 July 1999 and all regulations in connection therewith as at the date hereof:

(a)	the Company is not insolvent within the meaning of article 5 of the Bankruptcy Law or unable to pay its debts as they fall due and would not become unable to do so in consequence of the entering into the WABCO Transaction Documents, or performing any of its obligations thereunder;

(b)	no execution or other process issued on a judgment, decree or order of any court in favour of a creditor of the Company remains unsatisfied in whole or in part and which, if satisfied in whole, would result in the Company becoming unable to pay its debts as they fall due (insolvente);

(c)	no corporate action has been taken or is pending, no other steps have been taken and no legal proceedings have been commenced or are pending for (i) the winding-up, liquidation, dissolution, administration or reorganisation of the Company (other than a solvent reorganisation); or (ii) the appointment of a receiver, administrative receiver or similar officer in respect of the Company and the Company has not been wound up;

(d)	no equivalent to any of the foregoing has occurred in or under the laws of any relevant jurisdiction;

(e)	the entering into the WABCO Transaction Documents and the performance of its obligations thereunder would be made by the Company in good faith and for the purpose of carrying on its business, and there would be reasonable grounds for believing that the transactions contemplated in the WABCO Transaction Documents would benefit the Company; and

(f)	in selling the Offered Receivables under or pursuant to the Agreement and any Offer to Sell, the Company has no desire to give a preference to any person nor is it the purpose of the Company to put assets beyond the reach of a person who is making or may at some time make, a claim against the Company or of otherwise prejudicing the interests of such a person in relation to the claim which such person is making or may make;

(g)	between the last closing date of its accounts and the date hereof, no event has occurred, nor any claim has been raised, or to the Company’s knowledge, is threatened to be raised, against the Company which is likely to prevent or prohibit the execution or performance of the Agreement or which is likely to materially adversely affect the Company’s business, assets, economic or financial situation, or the Company’s ability to perform its obligations under the Agreement;

(h)	I am not aware, as at the date hereof, of any facts or circumstances which would lead me to believe that the situations mentioned in paragraphs from (a) to (g) above not continue for a period of at least 6 months from the date of this certificate.

(i)	the Company has observed or performed all of its undertakings, and satisfied every condition, contained in the WABCO Transaction Documents to be observed, performed or satisfied by it, and we have no knowledge of any Early Amortisation Event or Potential Early Amortisation Event.

Yours faithfully.

Wabco Automotive Italia SRL
By: [—]
As: [—]

SCHEDULE 3

FORM OF REPURCHASE REQUEST

[Italian Seller’s letterhead]

SOCIÉTÉ GÉNÉRALE BANK NEDERLAND N.V.
Amstelplein 1, 1096 HA Amsterdam, The Netherlands
Attention:	[—]
Facsimile:	[—]
Email:	[—]

Copy to:

SOCIÉTÉ GÉNÉRALE

Attention:	[—]
Facsimile:	[—]
Email:	[—]

[date]

Dear Sirs,

Repurchase Request

We refer to Clause 12 (Option to Repurchase) of the Italian Receivables Purchase and Servicing Agreement (hereinafter the Agreement) dated [date], and entered into between us, Wabco Automotive Italia SRL, as the Italian Seller, and you, Société Générale Bank Nederland N.V., as Purchaser, among others. Unless otherwise defined herein, capitalised terms used in this Repurchase Request shall have the meanings ascribed to them in the Agreement.

We request to repurchase from you the Purchased Receivables as more particularly set out Annex A, for an aggregate purchase price of [insert amount in EUR] in accordance with terms and subject to the conditions set out in Clause 12 (Option to Repurchase) of the Agreement. We understand and acknowledge that you shall be free to accept or reject this Repurchase Request.

Representations and Warranties:

We acknowledge that any repurchase of the Purchased Receivables by us that are the subject of this Repurchase Request shall be without the benefit of any representations and warranties by you.

Acceptance and Assignment:

If you accept, and provided that you countersign this Repurchase Request, on the relevant Settlement Date, we shall pay you [—] [—] as the Repurchase Amount on such Settlement Date and upon such payment each Purchased Receivable identified in this Repurchase Request shall be assigned to us.

[Italian Seller]

(by its lawful representative and agent authorised to act its behalf)

Wabco Financial Services SPRL

Represented by:	__________________________________

	__________________________________	[print]

Attachments:

ANNEX A

RECEIVABLES LIST

ANNEX B

ACCEPTANCE

Dear Sirs,

We acknowledge receipt of the above Repurchase Request, and in accordance with the terms and subject to the conditions of the Agreement confirm that Société Générale Bank Nederland N.V. hereby accepts your offer to repurchase and hereby reassigns to you, subject to payment of the Repurchase Amount, all of our right, title, interest and benefit, present and future, in and to all, but not less than all, of the Purchased Receivables identified in the above Repurchase Request [attached as Annex A thereto] / [delivered in connection therewith].

Yours faithfully,

…………………………………

SOCIÉTÉ GÉNÉRALE BANK NEDERLAND N.V.

Represented by: [print]

SCHEDULE 4

FORM OF INITIAL OFFER LETTER

[Italian Seller’s letterhead]

SOCIÉTÉ GÉNÉRALE BANK NEDERLAND N.V.

Amstelplein 1, 1096 HA Amsterdam, The Netherlands

Attention:	[—]
Facsimile:	[—]
Email:	[—]

Copy to:

SOCIÉTÉ GÉNÉRALE

Attention:	[—]
Facsimile:	[—]
Email:	[—]

In [to be completed], on [to insert date of Initial Offer Date]

Dear Sirs,

Initial Offer to Sell

We refer to the Italian Receivables Purchase and Servicing Agreement (hereinafter the Agreement) dated [date], and entered into between us, Wabco Automotive Italia Srl (the Italian Seller), Wabco Financial Services SPRL (the Seller’s Agent) and Société Générale Bank Nederland N.V. (the Purchaser).

Please find below our proposal for the terms and conditions of the transfer of the receivables listed in the Receivables List [attached as Annex A thereto] / [delivered in connection therewith] [as more particularly set out in the Daily Report delivered herewith], in accordance with the terms and subject to the conditions of the Agreement. Please note that, in this Initial Offer Letter, capitalised terms not defined herein shall have the same meaning attributed to them in the Agreement.

1. TRANSFER PROPOSAL

(a)	We hereby propose to sell and assign to you pursuant to Law no. 52 of 21 February 1991, without recourse (pro soluto), pursuant to article 1267 of the Italian Civil Code, against the Italian Seller in the case of default by the relevant Debtors (but without prejudice to the rights and remedies of the Purchaser against the Italian Seller in the event of breach or inaccuracy of any of the representations, warranties and undertakings made or given by us in the WABCO Transaction Documents)[, with economic effect from the Initial Assessment Date,] all the Relevant Receivables (including any Ancillary Rights) as identified and individualised in the Receivables List [attached as Annex A thereto] / [delivered in connection therewith].

(b)	Pursuant to the operational procedure contemplated in article 3.1 of the Agreement, this Initial Offer Letter is being delivered to you in our name and on our behalf by the Seller’s Agent.

2. REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS:

We represent and warrant that, on the date of this Initial Offer Letter (and on the Initial Settlement Date):

(a)	each representation and warranty referred to in Clauses 13.1, 13.2 and 13.3 of the Agreement is true, complete, correct and accurate; and

(b)	each undertaking referred to in Clause 13.4 of the Agreement has been fully complied with by us.

3. ACCEPTANCE, ASSIGNMENT, SETTLEMENT AND PAYMENT INSTRUCTIONS:

(a)	The acceptance of each Offered Receivable offered for purchase pursuant to this Initial Offer Letter shall take place upon receipt of the relevant Acceptance Letter delivered to the Seller’s Agent in accordance with Clause 4.1(a) of the Agreement,

(b)	The Purchase Price for the Offered Receivables identified in the Receivables List attached hereto is Euro [—].

(c)	Please, in accordance with Clause 6 of the Agreement, settle payment of the Purchase Price for the Offered Receivables identified in the Receivables List attached hereto on the Initial Settlement Date, by crediting through a wire transfer the account No. [—] [SWIFT CODE].

Please confirm your acceptance of this Initial Offer Letter by delivering to the Seller’s Agent a duly executed original of the Acceptance Letter in the form set out in Schedule 6 of the Agreement.

Yours faithfully,

WABCO Automotive Italia Srl

(by its lawful representative and agent authorised to act its behalf)

Wabco Financial Services SPRL

Represented by:

                                                              [print]

ANNEX A

RECEIVABLES LIST

SCHEDULE 5

FORM OF OFFER LETTER

[Italian Seller’s letterhead]

SOCIÉTÉ GÉNÉRALE BANK NEDERLAND N.V.

Amstelplein 1, 1096 HA Amsterdam, The Netherlands

Attention:	[—]
Facsimile:	[—]
Email:	[—]

Copy to:

SOCIÉTÉ GÉNÉRALE

Attention:	[—]
Facsimile:	[—]
Email:	[—]
In [to be completed], on [Offer Date to be inserted]

Dear Sirs,

Offer to Sell No. [—]

We refer to the Italian Receivables Purchase and Servicing Agreement (hereinafter the Agreement) dated [date], and entered into between us, Wabco Automotive Italia Srl (the Italian Seller), Wabco Financial Services SPRL (the Seller’s Agent) and Société Générale Bank Nederland N.V. (the Purchaser).

Please find below our proposal for the terms and conditions of the transfer of the receivables listed in the Receivables List [as more particularly set out in the Daily Report delivered herewith] and [as more particularly set out in Annex A attached herewith], in accordance with the terms and subject to the conditions of the Agreement. Please note that, in this Offer Letter, capitalised terms not defined herein shall have the same meaning attributed to them in the Agreement.

1. TRANSFER PROPOSAL

(a)	We hereby propose to sell and assign to you pursuant to Law no. 52 of 21 February 1991, without recourse (pro soluto), pursuant to article 1267 of the Italian Civil Code, against the Italian Seller in the case of default by the relevant Debtors (but without prejudice to the rights and remedies of the Purchaser against the Italian Seller in the event of breach or inaccuracy of any of the representations, warranties and undertakings made or given by us in the WABCO Transaction Documents), with economic effect from the immediately preceding Assessment Date, all the Relevant Receivables (including any Ancillary Rights) owing to the Italian Seller which have come into existence during the Assessment Period from [—] to [—], as identified and individualised in the Receivables List attached hereto;

(b)	Pursuant to the operational procedures contemplated in Clause 3.2 of the Agreement, this Offer Letter No. [—] is being delivered to you in our name and on our behalf by the Seller’s Agent.

2. REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS:

We represent and warrant that, on the date of this Offer Letter (and on the relevant Settlement Date):

(a)	each representation and warranty referred to in Clauses 13.1, 13.2 and 13.3 of the Agreement is true, complete and accurate; and

(b)	each undertaking referred to in Clause 13.4 of the Agreement has been complied with.

3. ACCEPTANCE, ASSIGNMENT, SETTLEMENT AND PAYMENT INSTRUCTIONS:

(a)	The acceptance of each Offered Receivable offered for purchase pursuant to this Offer Letter shall take place upon receipt of the relevant Acceptance Letter delivered to the Seller’s Agent in accordance with Clause 4.1(b) of the Agreement,

(b)	The Purchase Price for the Offered Receivables identified in the Receivables List

(c)	attached hereto is Euro [—].

(d)	Please, in accordance with Clause 6 of the Agreement, settle payment of the Purchase Price for the Offered Receivables identified in the Receivables List attached hereto on the immediately following Settlement Date, by crediting through a wire transfer the account No. [—] [SWIFT CODE].

Please confirm your acceptance of this Offer Letter by delivering to the Seller’s Agent a duly executed original of the Acceptance Letter in the form set out in Schedule 7 of the Agreement.

Yours faithfully,

WABCO Automotive Italia Srl

(by its lawful representative and agent authorised to act its behalf)

Wabco Financial Services SPRL

Represented by:

                                                              [print]

ANNEX A

RECEIVABLES LIST

SCHEDULE 6

ACCEPTANCE LETTER OF THE INITIAL OFFER LETTER

[SGBN’s letterhead]

To:	Wabco Financial Services SPRL
Chaussée de Wavre 1789, box 15, Brussels 1160, Belgium

	Attention of:	[—]
	Fax:	[—]

Copy to:	Wabco Automotive Italia SRL
Corso Pastrengo 50, 10093 Collegno, Italy

	Attention of:	[—]
	Fax:	[—]

In [to be completed], on [date]

Dear Sirs,

Re: Acceptance Letter of the Initial Offer Letter

We refer to the Italian Receivables Purchase and Servicing Agreement (hereinafter the Agreement) dated [date], entered into between Wabco Automotive Italia SRL, (the Italian Seller), Wabco Financial Services SPRL, (the Seller’s Agent) and Société Générale Bank Nederland N.V., (the Purchaser). Please note that, in this Acceptance Letter, capitalised terms not defined herein shall have the same meaning attributed to them in the Agreement.

We acknowledge receipt of the Initial Offer Letter with attached thereto the relevant Receivables List (made of no. [—] pages [and listing no. [— ] Offered Receivables]), which we fully and unconditionally accept, and in accordance with Clause 4.1(a) of, and subject to the conditions of the Agreement confirm that the Purchaser, hereby accepts to purchase all of your right, title, interest and benefit, in and to (but excluding, for the avoidance of doubt, any of your obligations under) all, but not less than all, of the Relevant Receivables (including any Ancillary Rights) owing to you which were outstanding on the immediately preceding Assessment Date, as listed in the Receivables List attached to the Initial Offer Letter.

In accordance with the Agreement, we confirm that Société Générale Bank Nederland N.V., as Purchaser, shall discharge the Purchase Price identified in the Initial Offer Letter in respect of the Offered Receivables listed in the relevant Receivables List attached thereto in accordance with Clause 6 of the Italian Receivables Purchase Agreement.

Yours faithfully.

Société Générale Bank Nederland N.V.
Represented by: [—]

SCHEDULE 7

ACCEPTANCE LETTER OF THE OFFER LETTER

[SGBN letterhead]

To:	Wabco Financial Services SPRL
Chaussée de Wavre 1789, box 15, Brussels 1160, Belgium

	Attention of:	[—]
	Fax:	[—]

Copy to:	Wabco Automotive Italia SRL
Corso Pastrengo 50, 10093 Collegno, Italy

	Attention of:	[—]
	Fax:	[—]

In [to be completed], on [date]

Dear Sirs,

Re: Acceptance Letter of the Offer Letter No. [—]

We refer to the Italian Receivables Purchase and Servicing Agreement (hereinafter the Agreement) dated [date], entered into between Wabco Automotive Italia SRL, (the Italian Seller), Wabco Financial Services SPRL, (the Seller’s Agent) and Société Générale Bank Nederland N.V., (the Purchaser). Please note that, in this Acceptance Letter, capitalised terms not defined herein shall have the same meaning attributed to them in the Agreement.

We acknowledge receipt of the Offer Letter No. [—] with attached thereto the relevant Receivables List (made of no. [—] pages [and listing no. [—] Offered Receivables]), which we fully and unconditionally accept, and in accordance with Clause 4.1(b) of, and subject to the conditions of the Agreement confirm that the Purchaser, hereby accepts to purchase all of your right, title, interest and benefit, in and to (but excluding, for the avoidance of doubt, any of your obligations under) all, but not less than all, of the Relevant Receivables (including any Ancillary Rights) owing to you which were outstanding on the immediately preceding Assessment Date, as listed in the Receivables List attached to the Offer Letter No. [—].

In accordance with the Agreement, we confirm that Société Générale Bank Nederland N.V., as Purchaser, shall discharge the Purchase Price identified in the Offer Letter No. [—] in respect of the Offered Receivables listed in the relevant Receivables List attached thereto in accordance with Clause 6 of the Italian Receivables Purchase Agreement.

Yours faithfully.

Société Générale Bank Nederland N.V.
Represented by: [—]

SCHEDULE 8

FORM OF POWER OF ATTORNEY

PROCURA SPECIALE	SPECIAL POWER OF ATTORNEY

WABCO AUTOMOTIVE ITALIA	WABCO AUTOMOTIVE ITALIA
SRL una società costituita ai sensi della legge italiana con sede legale in Corso Pastrengo 50, 10093 Collegno (la Società), soggetta all’attività di direzione e coordinamento di [—], in persona del sig. [—], nato a [—], il [—], in qualità di [Presidente del Consiglio di Amministrazione], in forza dei poteri ad esso conferiti in virtù dell’Atto Costitutivo e della delibera del Consiglio di Amministrazione in data [—], con il presente atto	SRL, an Italian company with its registered office at Galleria San Federico 54, CAP 10128, Torino, Italy (the Company), subject to the activity of management and coordination of [—], herein represented by Mr. [—], born in [—], on [—], in his capacity as [President of the Board of Directors], duly authorised for the purposes herein by the constitutional documents of the Company and the resolution of the Board of Directors dated [—],

conferisce procura speciale a:	hereby constitutes and appoints as its special attorney-in-fact:

Wabco Financial Services SPRL, con sede in [—], iscritta al registro delle imprese di [—] al numero [—], in persona del legale rappresentante pro tempore, in qualità di Seller’s Agent ai sensi dei documenti dell’Operazione;	Wabco Financial Services SPRL, having its registered office in [—], registered with the companies register of [—] under number [—], acting through its legal representative pro tempore, in its capacity as Seller’s Agent pursuant to the documents of the Operation;

(il Procuratore)	(the Attorney)

affinché tale Procuratore – nell’ambito dell’operazione di cartolarizzazione dei crediti commerciali pan-europea organizzata da Société Générale (l’Operazione), a cui la Società intende partecipare, unitamente ad altre società del gruppo di cui è parte (il Gruppo), in qualità di cedente dei crediti e soggetto incaricato della relativa gestione ed incasso – in nome e per conto della Società, anche a mezzo di altra/e persona/e a cui abbia a tal fine conferito di apposita procura speciale:	so that the Attorney – within the pan- European securitisation of receivables arranged by Société Générale (the Operation), in which the Company intends to be party, together with other companies from the group to which it belongs (the Group), as assignor of credits and party charged with the relevant management and collection – in the name and on behalf of the Company, also by means of one or more persons specially appointed by the Attorney:

(1) sottoscriva, modifichi e/o trasmetta a Société Générale Bank Nederland N.V. (SGBN), i documenti denominati Initial	(1) execute, amend and/or deliver to Société Générale Bank Nederland N.V. (SGBN) the documents known as Initial Offer Letter and

         Offer Letter e Offer Letters (inclusa la relativa lista dei crediti ceduti denominata Receivables List) ai sensi del contratto denominato Italian Receivables Purchase and Servicing Agreement ovvero qualsiasi altro documento, atto, lista o certificato (tanto in formato cartaceo che in formato elettronico) ad essi allegato o relativo;

         Offer Letters (including the relevant Receivables List) pursuant to the agreement known as Italian Receivables Purchase and Servicing Agreement or any other document, deed, list or certificate (either in paper format or in electronic format) attached or related to the same;

(2)    riceva da SGBN, in segno di accettazione dell’Initial Offer Letter e delle Offer Letters, un documento denominato Acceptance Letter ai sensi dell’Italian Receivables Purchase and Servicing Agreement;

(2) receive from SGBN, in approval of the Initial Offer Letter and Offer Letters, a document known as Acceptance Letter pursuant to the Italian Receivables Purchase and Servicing Agreement;

(3)    riceva le somme dovute da SGBN quale pagamento del prezzo di acquisto dei crediti commerciali ceduti dalla Società nell’ambito dell’Operazione e faccia ogni pagamento dovuto dalla Società ai sensi dell’Italian Receivables Purchase and Servicing Agreement; e

(3)    collect any amounts due by SGBN as payment of the purchase price of the trade receivables assigned by the Company within the Operation and make any payment due by the Company pursuant to the Italian Receivables Purchase and Servicing Agreement; and

(4)    più in generale, esegua le prestazioni che sono previste come dovute dal Seller’s Agent in nome e per conto dalla Società e riceva le prestazioni che sono previste come dovute al Seller’s Agent in nome e per conto dalla Società ai sensi dei documenti dell’Operazione e sottoscriva qualsiasi altro atto, documento, lettera o allegato relativo e/o connesso ai documenti ed alle prestazioni di cui sopra, che si renda opportuno o necessario sottoscrivere da parte della Società per il completamento o l’opponibilità a terzi della cessione dei crediti e/o per il buon esito dell’Operazione.

(4)    more in general, perform or accept the performance of any activity provided for in the Operation’s documents to be carried out or received by the Seller’s Agent in the name and on behalf of the Company and execute any other act, deed, letter or attachment regarding or connected with the documents and performances referred to above, which may become necessary or useful for completing or the enforceability against third parties of the assignment of receivables and/or for the successful completion of the Operation.

A tal fine, la Società conferisce al	For the purpose herein, the Company

Procuratore i più ampi poteri di compiere tutto ciò che, a suo ragionevole giudizio, sia necessario od opportuno ai fini del perfezionamento dei documenti e dell’esecuzione delle prestazioni sopra menzionati e del raggiungimento dello scopo di cui alla presente procura speciale, inclusi a titolo esemplificativo quello di definire tutti i termini e le condizioni (anche economiche), dei suddetti documenti, dare e accettare somme in pagamento, lasciare e ricevere ampie liberatorie quietanze e in generale a compiere ogni e qualsiasi attività ed espletare tutte le formalità e gli adempimenti che il Procuratore reputi necessarie od utili per il perfezionamento e lo svolgimento dell’Operazione.	grants the Attorney the powers to do all that it may in its reasonable discretion consider necessary or expedient for the finalization of the above mentioned agreements and fulfilment of the above mentioned performances and the achievement of the purposes of this special power of attorney, including without limitation the power to negotiate and determine the terms and conditions (including those financial) of such documents, give and accept sums in payment, issue and receive full discharges and generally speaking do anything in respect of meeting any formalities and obligations which the Attorney may consider necessary or useful in order to finalise and carry out the Operation.

La Società espressamente autorizza sin d’ora il Procuratore, a suo discrezionale giudizio, a delegare ad una o più persone funzionari e/o dipendenti della Società o del Procuratore, in tutto o in parte, l’esercizio dei poteri attribuiti al Procuratore con il presente atto, conferendo a tale/i persona/e una o più apposite procure speciali in forma notarile.	The Company expressly entitles the Attorney with the right, in its sole discretion, to appoint one or more officers and/or employees either of the Company or of the Seller’s Agent (granting them with a special notarised power of attorney) in order to exercise, in all or in part, the powers granted to the Attorney under this power of attorney.

La Società rimborserà qualsiasi ragionevole spesa e terrà il Procuratore e/o la/le persona/e a cui il Procuratore abbia a sua volta conferito procura speciale ai sensi del presente atto, indenni da qualsiasi costo, pretesa e responsabilità in cui i medesimi possano incorrere come conseguenza dell’attività svolta nell’esercizio dei poteri loro conferiti in forza della presente procura e/o della/e procura/e speciale/i loro conferita/e dal Procuratore, salvo il caso in cui tali costi, pretese o responsabilità siano cagionate da dolo o colpa grave del Procuratore e/o della/le persona/e a cui il Procuratore abbia a sua volta conferito procura speciale.	The Company undertakes to indemnify the Attorney and any person/s in turn appointed by the Attorney pursuant to this deed, from any reasonable expense, claim or liability arising out of having acted on the basis of this power of attorney or of the power/s of attorney/ies granted them by the Attorney, except any such expense, damages or liabilities resulting from the Attorney’s gross negligence or wilful default or from the gross negligence or wilful default of the person/s appointed by the Attorney.

La presente procura è retta e deve essere interpretata in conformità al diritto italiano.	This power of attorney is governed by, and shall be construed in accordance with, Italian law.

Il tutto con promessa di aver fin d’ora per valido e ratificato l’operato del Procuratore ai sensi della presente procura e e/o della/le persona/e a cui il Procuratore abbia a sua volta conferito procura speciale.	The Company hereby undertake to ratify any action taken by any of the said Attorney for the purposes of the present power of attorney and/or person/s in turn appointed by the Attorney.

La presente procura avrà efficacia irrevocabile dalla data odierna fino al Agreement Expiry Date. Alla cessazione della presente procura anche la/le procura/e speciale/i conferita/e dal Procuratore a terzi ai sensi del presente atto dovranno cessare.	This power of attorney shall be valid from the date hereof and shall expire on the Agreement Expiry Date. Upon termination of this power of attorney also the power/s of attorney/ies granted by the Attorney pursuant to this deed shall cease.

In fede, la presente procura viene rilasciata in data [—][—] 2009.	This power of attorney is executed on this [—]th day of [—], 2009.

WABCO AUTOMOTIVE ITALIA SRL	WABCO AUTOMOTIVE ITALIA SRL

[il Presidente del Consiglio di Amminstrazione]	[the President of the Board of Directors]

SCHEDULE 9

FORM OF ITALIAN SELLER’S PAYMENT INSTRUCTION LETTER

[carta intestata WABCO Automotive Italia S.r.l.]

[Nome

e indirizzo

Debitore ceduto]

[luogo], [data]

Egregi Signori,

Nuove istruzioni di pagamento

Con riferimento alla clausola 6 (Pagamenti) delle nostre Condizioni Generali di Vendita applicabili per l’Italia (inserire data), che disciplinano le condizioni di fornitura e consegna applicabili ai nostri rapporti, osserviamo quanto segue.

Con la presente, Vi comunichiamo di effettuare qualsivoglia pagamento di importi a noi dovuti esclusivamente sul conto aperto a nome di Société Générale Bank Nederland N.V. descritto qui sotto:

Resta inteso che ogni pagamento avrà efficacia liberatoria solo se effettuato sul conto sopra indicato. Non esitate a contattarci per qualunque domanda rispetto a quanto sopra indicato.

Distinti saluti.

______________________________

in nome e per conto di WABCO Automotive Italia S.r.l.

***

[English Translation for Information Purposes]

[Letterhead of WABCO Automotive Italia S.r.l.]

[Name

and address

of assigned Debtor]

[place ], [date]

Dear Sirs

Re: New payment instructions

We refer to Clause 6 (Payments) of our Standard Terms and Conditions of Sale for Italy (insert date), which govern all sales and deliveries made between ourselves.

You are hereby instructed to make all payments in respect of all receivables owing to us exclusively to the account in the name of Société Générale Bank Nederland N.V. described below:

Only payments made on the above account will have discharging effect. Please do not hesitate to contact us if you have any questions.

Yours faithfully

________________________

for and on behalf of WABCO Automotive Italia S.r.l.

SCHEDULE 10

FORM OF NOTICE OF TRANSFER AND PAYMENT INSTRUCTION TO

DEBTORS

[su carta intestata di Société Générale Bank Nederland N.V.]

[Nome ed indirizzo

del debitore ceduto]

[c.c.

Indirizzo dell’Italian Seller]

[Luogo], [data]

Egregi Signori,

Comunicazione di avvenuta cessione del credito e istruzioni di pagamento

Con la presente Vi rendiamo noto che abbiamo acquistato ai sensi delle disposizioni di cui alla Legge n. 52 del 21 febbraio 1991 i crediti vantati da WABCO Automotive Italia S.r.l. (che ci legge in copia) nei Vostri confronti, del valore complessivo di Euro [—], un elenco dei quali è allegato alla presente.

Resta inteso che ogni pagamento da parte Vostra dei crediti su menzionati avrà effetto liberatorio solo ove effettuato sul conto aperto a nome di Société Générale Bank Nederland N.V. descritto qui sotto:

Distinti saluti.

SOCIÉTÉ GÉNÉRALE BANK NEDERLAND N.V.

________________________

Nome: [to be completed]

Qualifica: [to be completed]

***

[English Translation for Information Purposes]

[on Purchaser letterhead]

[Name and address

of the assigned Debtor]

[c.c.

address of the Italian Seller]

[Place], [date]

Dear Sirs

Re: Notice of transfer and payment instructions

We hereby inform you that we have purchased pursuant to Law no. 52 dated 21 February 1991 the receivables owed by you towards Wabco Automotive Italia S.r.l. (which is copied herein), having an overall outstanding amount of Euro [—], a list of which is attached to this letter.

Only payments made in respect of the above receivables on the following account opened in the name of Société Générale Bank Nederland N.V. will have discharging effect:

Yours faithfully

SOCIÉTÉ GÉNÉRALE BANK NEDERLAND N.V.

By:______________________

Name: [to be completed]

Title: [to be completed]